Exhibit 99.3

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Schedule II — Valuation and Qualifying Accounts of Stanley Black & Decker, Inc. and subsidiaries (page 33).

Report of Independent Registered Public Accounting Firm — Financial Statement Opinion (page 34).

Consolidated Statements of Operations — fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009 (page 35).
Consolidated Balance Sheets — January 1, 2011 and January 2, 2010 (page 36).
Consolidated Statements of Cash Flows — fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009 (page 37).
Consolidated Statements of Changes in Shareowners’ Equity — fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009 (page 38).
Notes to Consolidated Financial Statements (page 39).
Selected Quarterly Financial Data (Unaudited) (Page 91).
All other schedules are omitted because either they are not applicable or the required information is shown in the financial statements or the notes thereto.

Schedule II — Valuation and Qualifying Accounts
Stanley Black & Decker, Inc. and Subsidiaries
Fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009
(Millions of Dollars)

		ADDITIONS
		Charged to	Charged
	Beginning	Costs and	To Other	(a)	Ending
Description	Balance	Expenses	Accounts(b)(c)	Deductions	Balance
Allowance for Doubtful Accounts:
Year Ended 2010
Current	$31.9	$11.7	$23.6	$10.9	$56.3
Non-current	3.2	0.6	(0.1)	—	3.7
Year Ended 2009
Current	$39.8	$13.7	$0.2	$21.8	$31.9
Non-current	0.5	0.3	2.4	—	3.2
Year Ended 2008
Current	$40.3	$17.5	$6.1	$24.1	$39.8
Non-current	0.8	0.1	(0.4)	—	0.5

Tax Valuation Allowance:
Year Ended 2010	$24.4	$46.9	$199.1	$4.6	$265.8
Year Ended 2009	23.5	2.4	0.7	2.2	24.4
Year Ended 2008	27.3	2.5	(2.1)	4.2	23.5

(a)	With respect to the allowance for doubtful accounts, represents amounts charged-off, less recoveries of accounts previously charged-off.

(b)	Amount represents foreign currency translation impact, acquisitions, and net transfers to /from other accounts.

(c)	For 2010, amount primarily represents beginning tax valuation allowance as adjusted from the Merger.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Stanley Black & Decker, Inc.
We have audited the accompanying consolidated balance sheets of Stanley Black & Decker, Inc. and subsidiaries (the “Company”) as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, changes in shareowners’ equity, and cash flows for each of the three fiscal years in the period ended January 1, 2011. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at January 1, 2011 and January 2, 2010, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 1, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 141(R), Business Combinations (codified in ASC 805, Business Combinations), effective for the Company on January 4, 2009.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 1, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 18, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young, LLP
Hartford, Connecticut
February 18, 2011,
except for Notes F, P and U, as to which the date is
November 14, 2011

Consolidated Statements of Operations
Fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009
(In Millions of Dollars, except per share amounts)

	2010	2009	2008
Net Sales	$8,409.6	$3,737.1	$4,426.2
Costs and Expenses
Cost of sales	$5,460.8	$2,228.8	$2,754.8
Selling, general and administrative	2,156.6	1,014.4	1,090.0
Provision for doubtful accounts	12.3	14.0	17.6
Other-net	199.6	139.1	111.6
Restructuring charges and asset impairments	242.6	40.7	85.5
Gain on debt extinguishment	—	(43.8)	(9.4)
Interest income	(9.4)	(3.1)	(9.2)
Interest expense	110.0	63.7	92.1

	$8,172.5	$3,453.8	$4,133.0
Earnings from continuing operations before income taxes	237.1	283.3	293.2
Income taxes on continuing operations	38.9	54.5	72.5

Earnings from continuing operations	$198.2	$228.8	$220.7
Less: Net earnings attributable to non-controlling interests	—	2.0	1.7

Net earnings from continuing operations attributable to Stanley Black & Decker, Inc.	198.2	226.8	219.0

Earnings (loss) from discontinued operations before income taxes	—	(5.8)	132.8
Income taxes (benefit) on discontinued operations	—	(3.3)	44.9

Net (loss) earnings from discontinued operations	$—	$(2.5)	$87.9

Net Earnings Attributable to Stanley Black & Decker, Inc.	$198.2	$224.3	$306.9

Basic earnings per share of common stock:
Continuing operations	$1.34	$2.84	$2.77
Discontinued operations	—	(0.03)	1.11

Total basic earnings per share of common stock	$1.34	$2.81	$3.88

Diluted earnings per share of common stock:
Continuing operations	$1.32	$2.82	$2.74
Discontinued operations	—	(0.03)	1.10

Total diluted earnings per share of common stock	$1.32	$2.79	$3.84

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
January 1, 2011 and January 2, 2010
(Millions of Dollars)

	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$1,745.4	$400.7
Accounts and notes receivable, net	1,417.1	532.0
Inventories, net	1,272.0	366.2
Prepaid expenses	224.0	73.2
Other current assets	157.1	39.8

Total Current Assets	4,815.6	1,411.9
Property, Plant and Equipment, net	1,166.5	575.9
Goodwill	5,941.9	1,818.4
Customer Relationships, net	889.8	413.4
Trade Names, net	1,839.4	331.1
Other Intangible Assets, net	143.0	31.9
Other Assets	343.2	186.5

Total Assets	$15,139.4	$4,769.1

Liabilities and Shareowners’ Equity
Current Liabilities
Short-term borrowings	$1.6	$90.4
Current maturities of long-term debt	416.1	208.0
Accounts payable	998.6	410.1
Accrued expenses	1,325.9	483.5

Total Current Liabilities	2,742.2	1,192.0
Long-Term Debt	3,018.1	1,084.7
Deferred Taxes	901.1	120.4
Post-retirement Benefits	642.8	136.7
Other Liabilities	765.5	223.8
Commitments and Contingencies (Notes R and S)	—	—
Shareowners’ Equity
Stanley Black & Decker, Inc. Shareowners’ Equity
Preferred stock, without par value:
Authorized and unissued 10,000,000 shares	—	—
Common stock, par value $2.50 per share:
Authorized 300,000,000 shares in 2010 and 200,000,000 shares in 2009 Issued 176,091,572 shares in 2010 and 92,343,410 shares in 2009	440.7	230.9
Retained earnings	2,301.8	2,295.5
Additional paid in capital	4,885.7	126.7
Accumulated other comprehensive loss	(116.3)	(76.5)
ESOP	(74.5)	(80.8)

	7,437.4	2,495.8
Less: cost of common stock in treasury (9,744,142 shares in 2010 and 11,864,786 shares in 2009)	(420.4)	(509.7)

Stanley Black & Decker, Inc. Shareowners’ Equity	7,017.0	1,986.1
Non-controlling interests	52.7	25.4

Total Shareowners’ Equity	7,069.7	2,011.5

Total Liabilities and Shareowners’ Equity	$15,139.4	$4,769.1

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009
(Millions of Dollars)

	2010	2009	2008
Operating Activities:
Net earnings	$198.2	$226.3	$308.6
Less: net earnings attributable to non-controlling interests	—	2.0	1.7

Net earnings attributable to Stanley Black & Decker, Inc.	$198.2	$224.3	$306.9
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	348.7	200.1	183.0
Inventory step-up amortization	173.5	—	—
Pre-tax loss (gain) on sale of businesses	—	1.6	(126.5)
Asset impairments	24.1	6.8	17.1
Stock-based compensation expense	85.1	20.7	13.9
Provision for doubtful accounts	12.3	14.0	17.6
Debt-fair value amortization	(37.9)	—	—
Other non-cash items	(0.1)	(9.4)	36.9
Changes in operating assets and liabilities:
Accounts receivable	22.5	130.5	129.1
Inventories	35.3	152.8	26.5
Accounts payable	77.3	(57.3)	(32.9)
Accrued expenses	52.9	(62.0)	12.7
Income taxes	(25.0)	16.2	(17.3)
Other current assets	18.7	(24.8)	(12.7)
Long-term receivables	(14.6)	(24.4)	(16.6)
Defined benefit liabilities	(276.9)	(17.4)	(22.9)
Other long-term liabilities	28.0	(6.7)	34.2
Other	17.2	(25.6)	(32.4)

Net cash provided by operating activities	739.3	539.4	516.6
Investing Activities:
Capital expenditures	(165.4)	(72.9)	(94.6)
Capitalized software	(20.1)	(20.5)	(46.2)
Proceeds from sales of assets	11.0	2.5	4.3
Business acquisitions	(550.3)	(24.3)	(575.0)
Proceeds from sales of businesses	—	—	204.6
Cash acquired from Black & Decker	949.4	—	—
Undesignated interest rate swap terminations	30.1	—	—
Proceeds from net investment hedge settlements	43.9	—	19.1
Payments on net investment hedge settlements	(29.0)	—	—
Other	—	—	23.2

Net cash provided by (used in) investing activities	269.6	(115.2)	(464.6)
Financing Activities:
Payments on long-term debt	(515.8)	(64.5)	(44.9)
Proceeds from debt issuance	1,013.2	—	249.7
Net repayments on short-term borrowings	(263.6)	(119.9)	(73.5)
Debt issuance costs	(3.4)	—	(1.5)
Interest rate swap terminations	—	—	16.2
Stock purchase contract fees	(7.7)	(15.2)	(11.1)
Purchase of common stock for treasury	(4.9)	(2.6)	(103.3)
Net premium paid for equity option	(50.3)	(9.2)	—
Termination of forward starting interest rate swap	(48.4)	—	—
Proceeds from issuance of common stock	396.1	61.2	19.2
Cash dividends on common stock	(201.6)	(103.6)	(99.0)
Other	—	4.8	—

Net cash provided by (used in) financing activities	313.6	(249.0)	(48.2)
Effect of exchange rate changes on cash	22.2	13.9	(32.6)

Increase (Decrease) in cash and cash equivalents	1,344.7	189.1	(28.8)
Cash and cash equivalents, beginning of year	400.7	211.6	240.4

Cash and cash equivalents, end of year	$1,745.4	$400.7	$211.6

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Shareowners’ Equity
Fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009
(Millions of Dollars, Except Per Share Amounts)

				Accumulated
		Additional		Other			Non-
	Common	Paid In	Retained	Comprehensive		Treasury	Controlling	Shareowners’
	Stock	Capital	Earnings	Income (Loss)	ESOP	Stock	Interests	Equity
Balance December 29, 2007	$230.9	$68.7	$2,005.8	$47.2	$(93.8)	$(504.8)	$18.2	$1,772.2
Comprehensive income:
Net earnings			306.9				1.7	308.6
Less: Redeemable interest reclassified to liabilities							(0.5)	(0.5)
Currency translation adjustment and other				(158.1)				(158.1)
Cash flow hedge, net of tax				(0.3)				(0.3)
Change in pension, net of tax				(40.8)				(40.8)

Total comprehensive income			306.9	(199.2)			1.2	108.9
Cash dividends declared — $1.26 per share			(99.0)					(99.0)
Cash dividends declared to non-controlling interests							(0.9)	(0.9)
Issuance of common stock			(16.0)			31.3		15.3
Repurchase of common stock (2,240,451 shares).						(103.3)		(103.3)
Tax benefit on convertible notes hedge		1.0						1.0
Equity unit repurchase		4.7						4.7
Other, stock-based compensation related		13.9						13.9
Tax benefit related to stock options exercised		3.2						3.2
ESOP and related tax benefit			2.2		6.6			8.8

Balance January 3, 2009	230.9	91.5	2,199.9	(152.0)	(87.2)	(576.8)	18.5	1,724.8
Comprehensive income:
Net earnings			224.3				2.0	226.3
Currency translation adjustment and other				77.1				77.1
Change in pension, net of tax				(1.6)				(1.6)

Total comprehensive income			224.3	75.5			2.0	301.8
Cash dividends declared — $1.30 per share			(103.6)					(103.6)
Issuance of common stock		(6.9)	(27.1)			95.1		61.1
Repurchase of common stock (62,336 shares)						(2.6)		(2.6)
Net premium paid and settlement of equity option		16.2				(25.4)		(9.2)
Formation of joint venture							4.9	4.9
Other, stock-based compensation related		20.7						20.7
Tax benefit related to stock options exercised		5.2						5.2
ESOP and related tax benefit			2.0		6.4			8.4

Balance January 2, 2010	230.9	126.7	2,295.5	(76.5)	(80.8)	(509.7)	25.4	2,011.5
Comprehensive income:
Net earnings			198.2				—	198.2
Currency translation adjustment and other				(6.9)				(6.9)
Cash flow hedge, net of tax				(54.9)				(54.9)
Change in pension, net of tax				22.0				22.0

Total comprehensive income			198.2	(39.8)			—	158.4
Cash dividends declared — $1.34 per share			(193.9)					(193.9)
Equity purchase contracts — stock issuance	12.9	307.1						320.0
Issuance of common stock		(30.2)				95.5		65.3
Black & Decker consideration paid	196.9	4,458.9				0.4		4,656.2
Repurchase of common stock (79,357 shares)						(4.9)		(4.9)
Convertible equity — offering fees		(13.6)						(13.6)
Convertible equity — non-cash stock contract fees		(14.9)						(14.9)
Net premium paid and settlement of equity option		(48.6)				(1.7)		(50.3)
Non-controlling interest buyout		0.7					(1.6)	(0.9)
Non-controlling interests of acquired businesses							28.9	28.9
Other, stock-based compensation related		85.0						85.0
Tax benefit related to stock options exercised		14.6						14.6
ESOP and related tax benefit			2.0		6.3			8.3

Balance January 1, 2011	$440.7	$4,885,7	$2,301.8	$(116.3)	$(74.5)	$(420.4)	$52.7	$7,069.7

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
A. SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION — On March 12, 2010 a wholly owned subsidiary of The Stanley Works was merged with and into The Black & Decker Corporation (“Black & Decker”), with the result that Black & Decker became a wholly owned subsidiary of The Stanley Works (the “Merger”). In connection with the Merger, The Stanley Works changed its name to Stanley Black & Decker, Inc. The results of the operations and cash flows of Black & Decker have been included in the Company’s consolidated financial statements from the time of the consummation of the Merger on March 12, 2010 (see Note E, Merger and Acquisitions).
The Consolidated Financial Statements include the accounts of Stanley Black & Decker, Inc. and its majority-owned subsidiaries (collectively the “Company”) which require consolidation, after the elimination of intercompany accounts and transactions. The Company’s fiscal year ends on the Saturday nearest to December 31. There were 52, 52 and 53 weeks in the fiscal years 2010, 2009 and 2008, respectively.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.
FOREIGN CURRENCY — For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted-average exchange rates. Translation adjustments are reported in a separate component of shareowners’ equity and exchange gains and losses on transactions are included in earnings.
CASH EQUIVALENTS — Highly liquid investments with original maturities of three months or less are considered cash equivalents.
ACCOUNTS AND FINANCING RECEIVABLE — Trade receivables are stated at gross invoice amount less discounts, other allowances and provision for uncollectible accounts and financing receivables are initially recorded at fair value, less impairments or provisions for credit losses. Interest income earned from financing receivables that are not delinquent is recorded on the effective interest method. The Company considers any financing receivable that has not been collected within 90 days of original billing date as past-due or delinquent. Additionally, the Company considers the credit quality of all past-due or delinquent financing receivables as nonperforming.
ALLOWANCE FOR DOUBTFUL ACCOUNTS — The Company estimates its allowance for doubtful accounts using two methods. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. Second, a reserve is determined for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. Actual write-offs are charged against the allowance when collection efforts have been unsuccessful.
INVENTORIES — U.S inventories are predominantly valued at the lower of Last-In First-Out (“LIFO”) cost or market because the Company believes it results in better matching of costs and revenues. Other inventories are valued at the lower of First-In, First-Out (“FIFO”) cost or market because LIFO is not permitted for statutory reporting outside the U.S. See Note C, Inventory, for a quantification of the LIFO impact on inventory valuation.
PROPERTY, PLANT AND EQUIPMENT — The Company generally values property, plant and equipment (“PP&E”), including capitalized software, on the basis of historical cost less accumulated depreciation and amortization. Costs related to maintenance and repairs which do not prolong the assets’ useful lives are expensed as incurred. Depreciation and amortization are provided using straight-line methods over the estimated useful lives of the assets as follows:

Useful Life
(Years)
Land improvements	10 — 20
Buildings	40
Machinery and equipment	3 — 15
Computer software	3 — 5

Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.
The Company reports depreciation and amortization of property, plant and equipment in cost of sales and selling, general and administrative expenses based on the nature of the underlying assets. Depreciation and amortization related to the production of inventory and delivery of services are recorded in cost of sales. Depreciation and amortization related to distribution center activities, selling and support functions are reported in selling, general and administrative expenses.
The Company assesses its long-lived assets for impairment when indicators that the carrying values may not be recoverable are present. In assessing long-lived assets for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are generated (“asset group”) and estimates the undiscounted future cash flows that are directly associated with and expected to be generated from the use of and eventual disposition of the asset group. If the carrying value is greater than the undiscounted cash flows, an impairment loss must be determined and the asset group is written down to fair value. The impairment loss is quantified by comparing the carrying amount of the asset group to the estimated fair value, which is determined using weighted-average discounted cash flows that consider various possible outcomes for the disposition of the asset group.
GOODWILL AND OTHER INTANGIBLE ASSETS — Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are tested for impairment annually during the third quarter, and at any time when events suggest an impairment more likely than not has occurred. To assess goodwill for impairment, the Company determines the fair value of its reporting units, which are primarily determined using management’s assumptions about future cash flows based on long-range strategic plans. This approach incorporates many assumptions including future growth rates, discount factors and tax rates. In the event the carrying value of a reporting unit exceeded its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeded the implied fair value of the goodwill. Indefinite-lived intangible asset carrying amounts are tested for impairment by comparing to current fair market value, usually determined by the estimated cost to lease the asset from third parties. Intangible assets with definite lives are amortized over their estimated useful lives generally using an accelerated method. Under this accelerated method, intangible assets are amortized reflecting the pattern over which the economic benefits of the intangible assets are consumed. Definite-lived intangible assets are also evaluated for impairment when impairment indicators are present. If the carrying value exceeds the total undiscounted future cash flows, a discounted cash flow analysis is performed to determine the fair value of the asset. If the carrying value of the asset were to exceed the fair value, it would be written down to fair value. No goodwill or other significant intangible asset impairments were recorded during 2010, 2009 or 2008.
FINANCIAL INSTRUMENTS — Derivative financial instruments are employed to manage risks, including foreign currency, interest rate exposures and commodity prices and are not used for trading or speculative purposes. The Company recognizes all derivative instruments, such as interest rate swap agreements, foreign currency options, commodity contracts and foreign exchange contracts, in the Consolidated Balance Sheets at fair value. Changes in the fair value of derivatives are recognized periodically either in earnings or in Shareowners’ Equity as a component of other comprehensive income, depending on whether the derivative financial instrument is undesignated or qualifies for hedge accounting, and if so, whether it represents a fair value, cash flow, or net investment hedge. Changes in the fair value of derivatives accounted for as fair value hedges are recorded in earnings in the same caption as the changes in the fair value of the hedged items. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in other comprehensive income would generally be recognized in earnings. Changes in the fair value of derivatives used as hedges of the net investment in foreign operations, to the extent they are effective, are reported in other comprehensive income and are deferred until the subsidiary is sold. Changes in the fair value of derivatives not designated as hedges under FASB Accounting Standards Codification, (“ASC”) 815 “Derivatives and Hedging” (“ASC 815”), and any portion of a hedge that is considered ineffective, are reported in earnings in the same caption where the hedged items are recognized.
The net interest paid or received on interest rate swaps is recognized as interest expense. Gains and losses resulting from the early termination of interest rate swap agreements are deferred and amortized as adjustments to interest expense over the remaining period of the debt originally covered by the terminated swap.

REVENUE RECOGNITION — General: Revenue is recognized when the earnings process is complete, collectability is reasonably assured, and the risks and rewards of ownership have transferred to the customer, which generally occurs upon shipment of the finished product but sometimes is upon delivery to customer facilities.
Provisions for customer volume rebates, product returns, discounts and allowances are recorded as a reduction of revenue in the same period the related sales are recorded. Consideration given to customers for cooperative advertising is recognized as a reduction of revenue except to the extent that there is an identifiable benefit and evidence of the fair value of the advertising, in which case the expense is classified as Selling, general, and administrative expense (“SG&A”).
Multiple Element Arrangements: In 2010, 2009 and 2008, approximately $900 million, $900 million and $1 billion, respectively, in revenues were generated by multiple element arrangements, primarily in the Security segment. These sales contracts typically consist of products sold and installed by the Company at the customer location. Revenue from equipment sales is generally recognized once installation is complete. Certain sales agreements also include maintenance and monitoring services pertaining to the installed equipment. Service revenue is recognized ratably over the contract term as services are rendered. Customer billings for equipment not yet installed and for monitoring services not yet rendered are deferred to the extent paid in advance by customers.
When a sales agreement involves multiple elements, deliverables are separately identified and consideration is allocated based on their relative fair values in accordance with ASC 605-25, “Revenue Recognition — Multiple-Element Arrangements”. Fair value is generally determined by reference to the prices charged in stand-alone transactions.
COST OF SALES AND SELLING, GENERAL & ADMINISTRATIVE — Cost of sales includes the cost of products and services provided reflecting costs of manufacturing and preparing the product for sale. These costs include expenses to acquire and manufacture products to the point that they are allocable to be sold to customers and costs to perform services pertaining to service revenues (e.g. installation of security systems, automatic doors, and security monitoring costs). Cost of sales is primarily comprised of inbound freight, direct materials, direct labor as well as overhead which includes indirect labor, facility and equipment costs. Cost of sales also includes quality control, procurement and material receiving costs as well as internal transfer costs. Selling general and administrative (“SG&A”) costs include the cost of selling products as well as administrative function costs. These expenses generally represent the cost of selling and distributing the products once they are available for sale and primarily include salaries and commissions of the Company’s sales force, distribution costs, notably salaries and facility costs, as well as administrative expenses for certain support functions and related overhead.
ADVERTISING COSTS — Television advertising is expensed the first time the advertisement airs, whereas other advertising is expensed as incurred. Advertising costs are classified in SG&A and amounted to $120.7 million in 2010, $30.8 million in 2009 and $39.3 million in 2008. Expense pertaining to cooperative advertising with customers reported as a reduction of net sales was $200.0 million in 2010, $23.3 million in 2009 and $29.0 million in 2008. Cooperative advertising with customers classified as SG&A expense amounted to $5.8 million in 2010, $5.7 million in 2009 and $6.6 million in 2008.
ACQUISITION COSTS — In fiscal 2010 and 2009 costs associated with new business acquisitions are expensed as incurred as required under SFAS No. 141(R), “Business Combinations,” (“FAS 141(R)”) codified in ASC 805, “Business Combinations” (“ASC 805”). Refer to the section entitled New Accounting Standards also included within Note A for further details. Prior to 2009, certain costs directly related to acquisitions including legal, audit and other fees, were recorded to goodwill.
SALES TAXES — Sales and value added taxes collected from customers and remitted to governmental authorities are excluded from Net sales reported in the Consolidated Statements of Operations.
SHIPPING AND HANDLING COSTS — The Company generally does not bill customers for freight. Shipping and handling costs associated with inbound freight are reported in cost of sales. Shipping costs associated with outbound freight are reported as a reduction of Net sales and amounted to $161.6 million, $87.1 million and $129.7 million in 2010, 2009 and 2008, respectively. Distribution costs are classified as SG&A and amounted to $198.1 million, $102.2 million and $122.2 million in 2010, 2009 and 2008, respectively.
STOCK-BASED COMPENSATION — Compensation cost relating to stock-based compensation grants is recognized on a straight-line basis over the vesting period, which is generally four years. The expense for stock options and restricted stock units awarded to retirement eligible employees (those aged 55 and over, and with 10 or more years of service) is recognized on the grant date, or (if later) by the date they become retirement-eligible.

POSTRETIREMENT DEFINED BENEFIT PLAN — The Company uses the corridor approach to determine expense recognition for each defined benefit pension and other postretirement plan. The corridor approach defers actuarial gains and losses resulting from variances between actual and expected results (based on economic estimates or actuarial assumptions) and amortizes them over future periods. For pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. For ongoing, active plans, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining service period for active plan participants. For plans with primarily inactive participants, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining life expectancy of inactive plan participants.
INCOME TAXES — Income tax expense is based on reported earnings before income taxes. Interest and penalties related to income taxes are classified as Income taxes on continuing operations in the Consolidated Statements of Operations. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.
EARNINGS PER SHARE — Basic earnings per share equals net earnings attributable to Stanley Black & Decker, Inc., less earnings allocated to restricted stock units with non-forfeitable dividend rights, divided by weighted-average shares outstanding during the year. Diluted earnings per share include the impact of common stock equivalents using the treasury stock method when the effect is dilutive.
SUBSEQUENT EVENTS — The Company has evaluated subsequent events through the date of issuance of the Company’s annual financial statements.
NEW ACCOUNTING STANDARDS
Implemented: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) codified in ASC 820, “Fair Value Measurement and Disclosure” (“ASC 820”). SFAS 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS 157 indicates that an exit value (selling price) should be utilized in fair value measurements rather than an entrance value, or cost basis, and that performance risks, such as credit risk, should be included in the measurements of fair value even when the risk of non-performance is remote. SFAS 157 also clarifies the principle that fair value measurements should be based on assumptions the marketplace would use when pricing an asset whenever practicable, rather than company-specific assumptions. In February 2008, the FASB issued FSP No. 157-1 and 157-2, which respectively removed leasing transactions and deferred its effective date for one year relative to nonfinancial assets and nonfinancial liabilities except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, in fiscal 2008 the Company applied SFAS 157 guidance to: (i) all applicable financial assets and liabilities; and (ii) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually). In January 2009, the Company applied this guidance to all remaining assets and liabilities measured on a non-recurring basis at fair value. The adoption of SFAS 157 for these items did not have an effect on the Company. Refer to Note M, Fair Value Measurements, for disclosures relating to ASC 820.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) codified in ASC 805, “Business Combinations”. SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition), establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the information needed to evaluate and understand the nature and effect of the business combination. This statement applies to all transactions or other events in which the acquirer obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. For new acquisitions made following the adoption of SFAS 141(R), significant costs directly related to the acquisition including legal, audit and other fees, as well as most acquisition-related restructuring, must be expensed as incurred. For the years ended January 1, 2011 and January 2, 2010 the Company expensed $83.5 million and $24.1 million of acquisition-related costs, respectively. Additionally, as part of SFAS 141(R) contingent purchase price arrangements (also known as earn-outs) must be re-measured to estimated fair value with the impact reported in earnings. With respect to all acquisitions, including those consummated in prior years, changes in tax reserves pertaining to resolution of contingencies or other post acquisition developments are recorded to earnings rather than goodwill. SFAS 141(R) was applied to the Company’s business combinations completed in fiscal 2010 and 2009.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-16, “Accounting for Transfers of Financial Assets”. This ASU eliminates the concept of a “qualifying special-purpose entity,” clarifies when a transferor of financial assets has surrendered control over the transferred financial assets, defines specific conditions for reporting a transfer of a portion of a financial asset as a sale, requires that a transferor recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer of financial assets accounted for as a sale, and requires enhanced disclosures to provide financial statement users with greater transparency about a transferor’s continuing involvement with transferred financial assets. The adoption of this ASU did not have any impact on the consolidated financial statements.
In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” This ASU eliminates the concept of a “qualifying special-purpose entity”, replaces the quantitative approach for determining which enterprise has a controlling financial interest in a variable interest entity with a qualitative approach focused on identifying which enterprise has a controlling financial interest through the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance. Additionally, this ASU requires enhanced disclosures that provide users of financial statements with more information about an enterprise’s involvement in a variable interest entity. In January 2010, the Company applied this guidance and the adoption of the ASU did not have a significant impact on the consolidated financial statements.
In July 2010, the FASB issued ASU No. 2010-20, “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This ASU amends existing disclosures to require a company to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. In December 2010, the Company applied this guidance to its financing receivables. Refer to Note B, Accounts and Notes Receivable.
Not Yet Implemented: In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements”. This ASU eliminates the requirement that all undelivered elements must have objective and reliable evidence of fair value before a company can recognize the portion of the consideration that is attributable to items that already have been delivered. This may allow some companies to recognize revenue on transactions that involve multiple deliverables earlier than under the current requirements. Additionally, under the new guidance, the relative selling price method is required to be used in allocating consideration between deliverables and the residual value method will no longer be permitted. This ASU is effective prospectively for revenue arrangements entered into or materially modified beginning in fiscal 2011 although early adoption is permitted. A company may elect, but will not be required, to adopt the amendments in this ASU retrospectively for all prior periods. The Company has evaluated the ASU and does not believe it will have a material impact on the consolidated financial statements.
In December 2010, the FASB issued ASU 2010-28, “Intangibles — Goodwill and Other (Topic 350).” This ASU modifies the first step of the goodwill impairment test to include reporting units with zero or negative carrying amounts. For these reporting units, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any, when it is more likely than not that a goodwill impairment exists. This ASU is effective for fiscal years and interim periods beginning after December 15, 2010. The Company has evaluated the ASU and does not believe it will have a material impact on the consolidated financial statements.
In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805).” This ASU specifies that if a company presents comparative financial statements, the company should disclose revenue and earnings of the combined entity as though the business combination that occurred during the year had occurred as of the beginning of the comparable prior annual reporting period only. The ASU also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the pro forma revenue and earnings. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Effective January 1, 2011, the Company will adopt this ASU and include all required disclosures in the notes to its consolidated financial statements.
B. ACCOUNTS AND FINANCING RECEIVABLE

(Millions of Dollars)	2010	2009
Trade accounts receivable	$1,333.2	$486.4
Trade notes receivable	61.9	45.7
Other accounts receivables	78.3	31.8

Gross accounts and notes receivable	1,473.4	563.9

(Millions of Dollars)	2010	2009
Allowance for doubtful accounts	(56.3)	(31.9)

Accounts and notes receivable, net	$1,417.1	$532.0

Long-term trade notes receivable, net	$114.9	$93.2

Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. Adequate reserves have been established to cover anticipated credit losses. Long-term trade financing receivables are reported within Other assets in the Consolidated Balance Sheets. Financing receivables and long-term financing receivables are predominately related to certain security equipment leases with commercial businesses. Generally, the Company retains legal title to any equipment leases and bears the right to repossess such equipment in an event of default. All financing receivables are interest bearing and the Company has not classified any financing receivables as held-for-sale.
In December 2009, the Company entered into an accounts receivable sale program that was scheduled to expire on December 28, 2010. On December 13, 2010, the Company extended the term of that program for one year and the program is now scheduled to expire on December 12, 2011. According to the terms of that program the Company is required to sell certain of its trade accounts receivables at fair value to a wholly owned consolidated, bankruptcy-remote special purpose subsidiary (“BRS”). The BRS, in turn, must sell such receivables to a third-party financial institution (“Purchaser”) for cash and a deferred purchase price receivable. The Purchaser’s maximum cash investment in the receivables at any time is $100.0 million. The purpose of the program is to provide liquidity to the Company. The Company accounts for these transfers as sales under ASC 860 “Transfers and Servicing”. Receivables are derecognized from the Company’s consolidated balance sheet when the BRS sells those receivables to the Purchaser. The Company has no retained interests in the transferred receivables, other than collection and administrative responsibilities and its right to the deferred purchase price receivable. At January 1, 2011 the Company did not record a servicing asset or liability related to its retained responsibility, based on its assessment of the servicing fee, market values for similar transactions and its cost of servicing the receivables sold.
As of January 1, 2011 and January 2, 2010, $31.5 million and $35.2 million of net receivables were derecognized. Gross receivables sold amounted to $552.1 million ($492.9 million, net) for the year ended January 1, 2011. These sales resulted in a pre-tax loss of $1.4 million for the year ended January 1, 2011. Proceeds from transfers of receivables to the Purchaser totaled $495.3 million for the year ended January 1, 2011. Collections of previously sold receivables, including deferred purchase price receivables, and all fees, which are settled one month in arrears, resulted in payments to the Purchaser of $498.8 million for the year ended January 1, 2011. Servicing fees amounted to $0.3 million for the year ended January 1, 2011. The Company’s risk of loss following the sale of the receivables is limited to the deferred purchase price, which was $13.8 million at January 1, 2011 and $17.7 million at January 2, 2010. The deferred purchase price receivable will be repaid in cash as receivables are collected, generally within 30 days, and as such the carrying value of the receivable recorded approximates fair value. Delinquencies and credit losses on receivables sold in 2010 were less than $0.2 million for the year ended January 1, 2011. Cash inflows related to the deferred purchase price receivable totaled $174.4 million for the year ended January 1, 2011. All cash flows under the program are reported as a component of changes in accounts receivable within operating activities in the consolidated statements of cash flows since all the cash from the Purchaser is either: 1) received upon the initial sale of the receivable; or 2) from the ultimate collection of the underlying receivables and the underlying receivables are not subject to significant risks, other than credit risk, given their short-term nature.
C. INVENTORY

(Millions of Dollars)	2010	2009
Finished products	$915.1	$252.8
Work in process	117.5	49.0
Raw materials	239.4	64.4

Total	$1,272.0	$366.2

Net inventories in the amount of $516.6 million at January 1, 2011 and $116.0 million at January 2, 2010 were valued at the lower of LIFO cost or market. If the LIFO method had not been used, inventories would have been $67.0 million higher than reported at January 1, 2011 and $64.6 million higher than reported at January 2, 2010. During 2010, inventory quantities increased due to the Merger and resulting addition of Black & Decker inventories ($1.070 billion) resulting in an increment at January 1, 2011. During 2009, inventory quantities were reduced resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2009 purchases, the effect of which increased Cost of sales by approximately $6.5 million and decreased Net earnings attributable to Stanley by approximately $4.0 million.

D. PROPERTY, PLANT AND EQUIPMENT

(Millions of Dollars)	2010	2009
Land	$113.9	$44.1
Land improvements	40.6	23.8
Buildings	464.2	284.2
Leasehold improvements	43.0	29.8
Machinery and equipment	1,300.2	902.7
Computer software	225.1	209.9

Property, plant & equipment, gross	$2,187.0	$1,494.5
Less: accumulated depreciation and amortization	(1,020.5)	(918.6)

Property, plant & equipment, net	$1,166.5	$575.9

As more fully disclosed in Note E. Merger and Acquisitions, in connection with the Merger, the Company acquired property, plant and equipment with a fair value of $569.9 million.
Depreciation and amortization expense associated with property, plant and equipment was as follows:

(Millions of Dollars)	2010	2009	2008
Depreciation	$177.4	$76.1	$74.0
Amortization	26.0	19.4	18.5

Depreciation and amortization expense	$203.4	$95.5	$92.5

The amounts above are inclusive of discontinued operations depreciation and amortization expense of $0.5 million in 2008.
E. MERGER AND ACQUISITIONS
MERGER
On March 12, 2010 (the “merger date”), a wholly owned subsidiary of The Stanley Works (“Stanley”) was merged with and into Black & Decker, with the result that Black & Decker became a wholly owned subsidiary of Stanley. As part of the Merger, Black & Decker stockholders received 1.275 shares of Stanley stock for each share outstanding as of the merger date. All of the outstanding Black & Decker shares and equity based awards were exchanged for Stanley shares and equity awards as part of the Merger. Fractional shares generated by the conversion ratio were cash settled for $0.3 million. After the exchange was completed, pre-merger Stanley shareowners retained ownership of 50.5% of the combined Company. In conjunction with consummating the Merger, the name of the combined Company was changed to “Stanley Black & Decker, Inc”.
Black & Decker is a global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. The Merger creates a larger and more globally diversified company with a broad array of products and services with significant exposure to growing and profitable product areas. Stanley and Black & Decker’s product lines are generally complementary, and do not present areas of significant overlap. By combining the two companies, there are significant cost saving opportunities through reductions in corporate overhead, business unit and purchasing consolidation, and by combining elements of manufacturing and distribution.
Based on the closing price of Stanley common stock on the merger date, the consideration received by Black & Decker shareholders in the Merger had a value of $4.657 billion as detailed below.

	Conversion
(In millions)	Calculation	Fair Value
Black & Decker common stock outstanding as of the merger date	61.571
Multiplied by Stanley’s stock price as of the merger date multiplied by the exchange ratio of 1.275 ($57.86 * 1.275)	$73.77	$4,542.2

Fair value of the vested and unvested stock options pertaining to pre-merger service issued to replace existing grants at closing (a)		91.7
Fair value of unvested restricted stock and restricted stock units pertaining to pre-merger service issued to replace existing grants at closing (a)		12.2
Other vested equity awards (a)		10.1
Cash paid to settle fractional shares		0.3

Total fair value of consideration transferred		$4,656.5

(a)	As part of the Merger the Company exchanged the pre-merger equity awards of Black & Decker for Stanley Black & Decker equity awards. Under ASC 805, the fair value of vested options and the earned portion of unvested options, restricted stock awards and restricted stock units are recognized as consideration paid. The remaining value relating to the unvested and unearned options, restricted stock awards and restricted stock units will be recognized as future stock-based compensation. The allocation of the pre-merger equity awards between consideration paid and future stock-based compensation is as follows (in millions):

		Fair value
		Recognized as	Fair Value to be
Award type	Number of	Consideration	Recognized as Future
(In millions)	Awards	Paid	Compensation Cost
Stock options	5.8	$91.7	$14.1
Restricted stock units and awards	0.4	12.2	12.8
Other vested equity awards	0.2	10.1	—

Total	6.4	$114.0	$26.9

The following assumptions were used for the Black-Scholes valuation of the pre-merger Black & Decker stock options in the determination of consideration paid:

Stock price	$57.86
Post conversion strike price	$23.53 — $74.11
Average expected volatility	32%
Dividend yield	0.7%
Weighted-average risk-free interest rate	1.4%
Weighted-average expected term	2.9 years
Weighted-average fair value per option	$18.72
The expected volatility is based on two equally weighted components: the first component is the average historical volatility which is based on daily observations and duration consistent with the expected life assumption; the second component is the market implied volatility of traded options. The average expected term of the option is based on historical employee stock option exercise behavior as well as the remaining contractual exercise term. The risk-free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the option. The fair value of restricted stock and restricted stock units and other vested equity awards was $57.86 per share. Total compensation expense recognized during the year ended January 1, 2011 for the options, restricted stock, and restricted stock awards that were assumed as part of the Merger was $8.8 million.
The transaction has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed be recognized at their fair values as of the merger date. The following table summarizes the estimated fair values of major assets acquired and liabilities assumed as part of the Merger:

(Millions of Dollars)	2010
Cash	$949.4
Accounts and notes receivable	907.3
Inventory	1,070.1
Prepaid expenses and other current assets	257.5
Property, plant and equipment	569.9
Trade names	1,505.5
Customer relationships	383.7
Licenses, technology and patents	112.3
Other assets	200.1
Short-term borrowings	(175.0)
Accounts payable	(479.6)
Accrued expenses and other current liabilities	(830.9)
Long-term debt	(1,657.1)
Post-retirement benefits	(768.8)
Deferred taxes	(703.6)
Other liabilities	(513.3)

Total identifiable net assets	$827.5
Goodwill	3,829.0

Total consideration transferred	$4,656.5

As of the merger date, the expected fair value of accounts receivable approximated the historical cost. The gross contractual receivable was $951.7 million, of which $44.4 million was not expected to be collectible.
The amount allocated to trade names includes $1.362 billion for indefinite-lived trade names. The weighted-average useful lives assigned to the finite-lived intangible assets are trade names — 14 years; customer relationships — 15 years; and licenses, technology and patents — 12 years.
Black & Decker has three primary areas of contingent liabilities: environmental, risk insurance (predominantly product liability and workers compensation) and uncertain tax liabilities. Additionally, Black & Decker is involved in various lawsuits in the ordinary course of business, including litigation and administrative proceedings involving commercial disputes and employment matters. Some of these lawsuits include claims for punitive as well as compensatory damages. The majority of the contingent liabilities are recorded at fair value in purchase accounting, aside from those pertaining to uncertainty in income taxes which are an exception to the fair value basis of accounting; however certain environmental matters that are more legal in nature are recorded at the probable and estimable amount.
Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the expected revenue and cost synergies of the combined business, assembled workforce, and the going concern nature of Black & Decker. It is estimated that $167.7 million of goodwill, relating to Black & Decker’s pre-merger historical tax basis, will be deductible for tax purposes.
The purchase price allocation for Black & Decker is substantially complete. As the Company finalizes its purchase price allocation, it is anticipated that additional purchase price adjustments will be recorded relating to certain environmental remediation liabilities for ongoing feasibility study results, tax matters, and for other minor items. Such adjustments will be recorded during the measurement period in the first quarter of 2011. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results from operations. The finalization of the Company’s purchase accounting assessment will result in changes in the valuation of assets and liabilities acquired which is not expected to have a material impact on the Company’s consolidated statement of operations, balance sheet or cash flows.
ACQUISITIONS
The Company completed thirty acquisitions during 2010, 2009, and 2008. These businesses were acquired pursuant to the Company’s growth and portfolio repositioning strategy. The 2010 and 2009 acquisitions were accounted for in accordance with ASC 805 while 2008 acquisitions were accounted for as purchases in accordance with SFAS No. 141 “Business Combinations”. During 2010, the Company completed ten acquisitions for an aggregate value of $547.3 million aside from the Merger. During 2009, the Company completed six acquisitions for an aggregate value of $24.2 million. During 2008, the Company completed fourteen acquisitions for an aggregate value of $572.4 million. The results of the acquired companies are included in the Company’s consolidated operating results from the respective acquisition dates. All of the acquisitions have resulted in the recognition of goodwill. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of the fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects numerous factors including the strategic fit and expected synergies these targets bring to existing operations, the competitive nature of the bidding process and the prevailing market value for comparable companies. ASC 805 requires all identifiable assets and liabilities acquired to be reported at fair value and the excess is recorded as goodwill. The Company obtains information during due diligence and from other sources which forms the basis for the initial allocation of purchase price to the estimated fair value of assets and liabilities acquired. In the months following an acquisition, intangible asset valuation reports, asset appraisals and other data are obtained in order for management to finalize the fair values assigned to acquired assets and liabilities.
In November 2010 the Company purchased 70% of the outstanding shares of GMT for $44.2 million, net of cash acquired. GMT is a leading commercial hardware manufacturer and distributor in China. The acquisition of GMT provides the Company with a low cost manufacturing source and also serves as a platform for international commercial hardware expansion. The Company has the option to purchase the remaining 30% of GMT outstanding shares over the next five years. GMT is included in the Company’s Security segment.

In July 2010 the Company completed the acquisition of CRC-Evans Pipeline International (“CRC-Evans”) for $451.6 million, net of cash acquired and subject to certain adjustments including an earn-out provision with the previous CRC-Evans’ shareholders. The net assets acquired, including $181.2 million of other intangible assets, are approximately $233.6 million and the related Goodwill is approximately $218.0 million. CRC-Evans is a full line supplier of specialized tools, equipment and services used in the construction of large diameter oil and natural gas transmission pipelines. CRC-Evans also sells and rents custom pipe handling and joint welding and coating equipment used in the construction of large and small diameter pipelines. The acquisition of CRC Evan’s diversifies the Company’s revenue base and provides the Company with a strategic and profitable growth platform. CRC-Evans is included in the Company’s Industrial segment.
Under the earn-out provision, the total purchase price for CRC-Evans was contingent upon 2010 earnings before interest, income taxes, depreciation and amortization and the earn-out performance period ended on December 31, 2010. As of the acquisition date it was estimated that there would be no purchase price adjustment occurring at the end of the performance period as the probability of a significant increase or decrease in total consideration was been deemed to be equally unlikely. Accordingly, the Company did not recognize an asset or liability relating to contingent consideration at the acquisition date. The performance period ended in 2010 with no additional adjustment to purchase price required.
In March 2010, the Company completed the acquisition of Stanley Solutions de Sécurité (“SSDS”) (formerly known as ADT France) for $8.0 million, net of cash acquired. SSDS is a leading provider of security services, primarily for commercial businesses located in France. SSDS has been consolidated into the Company’s Security segment. This acquisition added to the Company’s current business gives the Company the leading market share in France and expands its security footprint in Europe.
During 2010, the Company also completed seven minor acquisitions, relating to the Company’s Industrial and Security segments. The combined purchase price of these acquisitions was $43.5 million.
The purchase accounting for the 2010 acquisitions is preliminary, principally with respect to finalization of intangible asset valuations, contingencies, deferred taxes, the valuation of property, plant and equipment and certain other items.
ACTUAL AND PRO FORMA IMPACT OF THE MERGER AND ACQUISITIONS
The following table presents information for the Black & Decker Merger and other 2010 acquisitions that is included in the Company’s consolidated statement of operations from the merger and acquisition dates through January 1, 2011 (in millions):

	Year Ended
	2010
Net sales	$4,507.3
Loss attributable to the Merger and acquisitions	$(38.2	)(A)

(A)	The net loss attributable to the Merger and acquisitions includes amortization of inventory step-up, restructuring charges and other merger and acquisition-related items.
The following table presents supplemental pro forma information as if the Merger and acquisitions had occurred on January 3, 2010 for the year ended January 1, 2011. The comparative 2009 columns were prepared as if the Merger and acquisitions had occurred at the beginning of fiscal 2009. As such, both years presented include merger and acquisition related charges. The pro forma consolidated results are not necessarily indicative of what the Company’s consolidated net earnings would have been had the Company completed the Merger and acquisitions at the beginning of each fiscal year. In addition the pro forma consolidated results do not purport to project the future results of the combined Company nor do they reflect the expected realization of any cost savings associated with the Merger and acquisitions.

	Year-to-Date
(Millions of Dollars, except per share amounts)	2010	2009
Net sales	$9,552.6	$8,958.5
Net earnings (loss)	$216.1	$(56.2)
Diluted earnings (loss) per share	$1.44	$(0.36)

2010 Pro Forma Results
The 2010 pro forma results were calculated by combining the results of Stanley Black & Decker with Black & Decker’s stand-alone results from January 3, 2010 through March 12, 2010. The pre-acquisition results of the acquisitions were also combined for their respective pre-acquisition periods. The following adjustments were made to account for certain costs which would have been incurred during this pre-Merger and pre-acquisition period.
•	Elimination of the historical pre-Merger and pre-acquisition intangible asset amortization expense and the addition of intangible asset amortization expense related to intangibles valued as part of the Merger and acquisitions that would have been incurred from January 3, 2010 to the merger and/or acquisition dates.
•	Additional expense for the inventory step-up which would have been amortized as the corresponding inventory was sold.
•	Additional expense relating to Merger-related compensation for key executives which would have been incurred from January 3, 2010 to March 12, 2010.
•	Reduced interest expense for the Black & Decker debt fair value adjustment which would have been amortized from January 3, 2010 to March 12, 2010.
•	Additional depreciation related to property, plant and equipment fair value adjustments that would have been expensed prior to the Merger and acquisitions commencement dates.
•	The modifications above were adjusted for the applicable tax impact.
2009 Pro Forma Results
The 2009 pro forma results were calculated by taking the historical financial results of Stanley and adding the historical results of Black & Decker and the acquisitions. Additionally the following adjustments were made to account for certain costs that would have been incurred in 2009 had the Merger and acquisitions occurred on January 4, 2009.
•	Elimination of historical Black & Decker and acquisitions’ intangible asset amortization expense and addition of intangible asset amortization expense relating to intangibles valued as part of the Merger and acquisitions.
•	Added expense for the inventory step-up which would have been amortized as the corresponding inventory was sold.
•	Added the costs that were incurred to consummate the Merger and acquisitions during 2010.
•	Added the Merger and acquisition-related restructuring charges which were incurred during 2010.
•	Added compensation expense for Merger-related compensation for key executives.
•	Added depreciation expense related to property, plant, and equipment fair value adjustments.
•	Reduced interest expense for the debt fair value adjustment which would have been amortized during 2009.
•	The modifications above were adjusted for the applicable tax impact.
2009 ACQUISITIONS — During 2009, the Company completed six minor acquisitions, primarily relating to the Company’s convergent security solutions business, for a combined purchase price of $24.2 million. Amounts allocated to the assets acquired and liabilities assumed were based on their estimated fair values at the acquisition dates. The purchase price allocations of these acquisitions are complete.

2008 ACQUISITIONS — In July 2008, the Company completed the acquisition of Sonitrol Corporation (“Sonitrol”) for $282.3 million in cash. Sonitrol is a market leader in North American commercial security monitoring services, access control and fire detection systems. The acquisition has complemented the product offering of the pre-existing security integration businesses including HSM acquired in early 2007.
Also in July 2008, the Company completed the acquisition of Xmark Corporation (“Xmark”) for $47.0 million in cash. Xmark, headquartered in Canada, markets and sells radio frequency identification-based systems used to identify, locate and protect people and assets. The acquisition expanded the Company’s personal security business.
In October 2008, the Company completed the acquisition of Generale de Protection (“GdP”) for $168.8 million in cash. GdP, headquartered in Vitrolles, France, is a leading provider of audio and video security monitoring services, primarily for small and mid-sized businesses located in France and Belgium.
The Company also made eleven small acquisitions relating to its mechanical access systems, convergent security solutions, including healthcare storage systems, and fastening businesses during 2008. These eleven acquisitions were completed for a combined purchase price of $74.3 million.
The total purchase price of $572.4 million reflects transaction costs and is net of cash acquired; amounts allocated to the assets acquired and liabilities assumed were based on their estimated fair values at the acquisition dates. Goodwill associated with the 2008 acquisitions that is deductible for income tax purposes amounts to $40.7 million. The purchase price allocation of these acquisitions has been completed.
The following table summarizes the estimated fair values of major assets acquired and liabilities assumed for the 2008 acquisitions in the aggregate:

(Millions of Dollars)	2008
Current assets, primarily accounts receivable and inventories	$64.3
Property, plant, and equipment	7.6
Goodwill	367.8
Trade names	21.1
Customer relationships	238.5
Technology	14.1
Other intangible assets	1.0
Other assets	6.6

Total assets	$721.0

Current liabilities	$74.6
Deferred tax liabilities and other	74.0

Total liabilities	$148.6

The weighted average useful lives assigned to the amortizable assets identified above are trade names — 10 years; customer relationships — 13 years; technology — 8 years; and other intangible assets — 1 year.
F. GOODWILL AND OTHER INTANGIBLE ASSETS
GOODWILL — The changes in the carrying amount of goodwill by segment are as follows:

(Millions of Dollars)	CDIY	Industrial	Security	Total
Balance January 2, 2010	$206.6	$367.8	$1,244.0	$1,818.4
Addition from Merger	2,706.2	637.2	485.6	3,829.0
Addition from other acquisitions	—	224.9	54.1	279.0
Foreign currency translation and other	11.2	4.7	(0.4)	15.5

Balance January 1, 2011	$2,924.0	$1,234.6	$1,783.3	$5,941.9

The Company has changed its reporting of segment information to reflect the current management of certain industrial end customers from its CDIY to Industrial segments. The goodwill balances presented above reflect this change.

OTHER INTANGIBLE ASSETS Other intangible assets at January 1, 2011 and January 2, 2010 were as follows:

	2010		2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(Millions of Dollars)	Amount	Amortization	Amount	Amortization
Amortized Intangible Assets — Definite lives
Patents and copyrights	$56.2	$(40.3)	$53.1	$(38.7)
Trade names	236.9	(49.6)	61.6	(35.1)
Customer relationships	1,259.7	(369.9)	680.5	(267.1)
Other intangible assets	187.2	(60.1)	58.0	(40.5)

Total	$1,740.0	$(519.9)	$853.2	$(381.4)

Total indefinite-lived trade names are $1,652.1 million at January 1, 2011 and $304.6 million at January 2, 2010. The increase is primarily attributable to the Merger.
Aggregate other intangible assets amortization expense by segment was as follows:

(Millions of Dollars)	2010	2009	2008
CDIY	$27.9	$2.9	$2.9
Security	95.1	96.8	79.6
Industrial	22.3	4.9	8.0

Consolidated	$145.3	$104.6	$90.5

Future amortization expense in each of the next five years amounts to $172.8 million for 2011, $160.0 million for 2012, $145.2 million for 2013, $129.6 million for 2014, $112.6 million for 2015 and $499.9 million thereafter.
G. ACCRUED EXPENSES
Accrued expenses at January 1, 2011 and January 2, 2010 were as follows:

(Millions of Dollars)	2010	2009
Payroll and related taxes	$254.9	$108.8
Income and other taxes	185.6	40.5
Customer rebates and sales returns	177.5	37.7
Insurance and benefits	153.8	28.4
Accrued restructuring costs	101.2	46.4
Derivative financial instruments	82.4	82.0
Warranty costs	73.7	21.0
Deferred revenue	54.0	42.8
Other	242.8	75.9

Total	$1,325.9	$483.5

H. LONG-TERM DEBT AND FINANCING ARRANGEMENTS
Long-term debt and financing arrangements at January 1, 2011 and January 2, 2010 follow:

	Interest Rate	2010	2009
Notes payable due 2010	5.00%	$—	$200.0
Notes payable due 2011	7.13%	409.2	—
Notes payable due 2012	4.90%	208.4	206.3
Convertible notes payable due in 2012	3 month LIBOR less 3.50%	305.1	294.5
Notes payable due 2013	6.15%	260.8	253.1
Notes payable due 2014	4.75%	307.9	—
Notes payable due 2014	8.95%	405.3	—
Notes payable due 2016	5.75%	316.0	—
Notes payable due 2028	7.05%	168.5	—
Notes payable due 2045 (subordinated)	5.90%	—	312.7
Convertible notes payable due in 2018 (subordinated)	4.25%	632.5	—
Notes payable due 2040	5.20%	399.7	—

	Interest Rate	2010	2009
Other, payable in varying amounts through 2015	0.00%-6.62%	20.8	26.1

Total long-term debt, including current maturities		$3,434.2	$1,292.7
Less: Current maturities of long-term debt		(416.1)	(208.0)

Long-term debt		$3,018.1	$1,084.7

The Company acquired $1.832 billion of total debt and short-term borrowings in connection with the Merger which included $157.1 million to increase the debt balance to its estimated fair value. Principal amounts and maturities of the notes acquired in the Merger are: $400.0 million due in 2011, $300.0 million due in 2014, $350.0 million due in 2014, $300.0 million due in 2016 and $150.0 million due in 2028. $175.0 million of assumed short-term borrowings were repaid in April 2010 with the proceeds from additional commercial paper borrowings. The Company executed a full and unconditional guarantee of the existing debt of The Black & Decker Corporation and Black & Decker Holdings, LLC (this guarantee is applicable to all of the Black & Decker outstanding notes payable), and Black & Decker executed a full and unconditional guarantee of the existing debt of the Company, excluding the Company’s Junior Subordinated Debt (redeemed in December 2010), including for payments of principal and interest and as such these notes rank equally in priority with the Company’s unsecured and unsubordinated debt. Refer to Note U, Parent and Subsidiary Debt Guarantees, for additional information pertaining to these debt guarantees.
Aggregate annual principal maturities of long-term debt for each of the years from 2011 to 2015 are $406.7 million, $525.4 million, $253.6 million, $654.4 million, $0.7 million, respectively and $1,482.6 million thereafter. These debt maturities represent the principal amounts to be paid and accordingly exclude the remaining $119.2 million of unamortized debt fair value adjustment as of January 1, 2011 which increased the Black & Decker debt, as well as $6.5 million of fair value adjustments and unamortized interest rate swap termination gains as described in Note I, Derivative Financial Instruments. These amounts are partially offset by $14.9 million of remaining accretion on the Stanley Convertible Notes as of January 1, 2011 that will gradually increase the debt to its $320.0 million principal amount due in May 2012. Interest paid during 2010, 2009 and 2008 amounted to $76.0 million, $53.7 million and $78.9 million, respectively.
On March 12, 2010, the Company amended its $800.0 million committed credit facility to include adjustments to the interest coverage ratio covenant for restructuring and merger and acquisition-related items. This facility expires in February 2013. The Company also entered into a $700.0 million, 364-day revolving credit facility effective March 12, 2010 that will expire in March 2011. The credit facilities are designated as a liquidity back-stop for the Company’s commercial paper program which was increased on March 12, 2010 to $1.5 billion. These changes to the Company’s short-term borrowing capacity were related to the Merger. In addition, the Company has short-term lines of credit that are primarily committed, with numerous banks, aggregating $971.2 million, including the $700.0 million 364-day revolving credit facility, of which $947.9 million was available at January 1, 2011. Short-term arrangements are reviewed annually for renewal. The aggregate long-term and short-term lines amounted to $1,771.2 million of which $1.6 million was utilized as outstanding short-term borrowings at January 1, 2011. The Company had no commercial paper borrowing outstanding at January 1, 2011. Included in short-term borrowings in the Consolidated Balance Sheets as of January 2, 2010 is commercial paper of $87.0 million. The weighted average interest rates on short-term borrowings for the fiscal years ended January 1, 2011 and January 2, 2010 were 0.4% and 0.3%, respectively.
On August 31, 2010, the Company issued $400.0 million of senior unsecured Term Bonds, maturing on September 1, 2040 (“2040 Term Bonds”) with fixed interest payable semi-annually, in arrears at a rate of 5.20% per annum. The 2040 Term Bonds rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The 2040 Term Bonds are guaranteed on a senior unsecured basis by The Black & Decker Corporation, a subsidiary of the Company. The 2040 Term Bonds are not obligations of or guaranteed by any of the Company’s other subsidiaries. As a result, the 2040 Term Bonds are structurally subordinated to all debt and other liabilities of the Company’s subsidiaries other than The Black & Decker Corporation. The Company received net proceeds of $396.2 million which reflects a discount of $0.4 million to achieve a 5.20% interest rate and paid $3.4 million of fees associated with the transaction. The Company used the net proceeds from the offering primarily to reduce borrowings under its existing commercial paper program. The 2040 Term Bonds include a Change of Control provision that would apply should a Change of Control event (as defined in the Indenture governing the 2040 Term Bonds) occur. The Change of Control provision states that the holders of the Term Bonds may require the Company to repurchase, in cash, all of the outstanding 2040 Term Bonds for a purchase price at 101.0% of the original principal amount, plus any accrued and unpaid interest outstanding up to the repurchase date.
On September 29, 2008, the Company issued $250.0 million of unsecured Term Notes maturing October 1, 2013 (the “2013 Term Notes”) with fixed interest payable semi-annually, in arrears at a rate of 6.15% per annum. The 2013 Term Notes rank equally with all of the Company’s existing and future unsecured and unsubordinated debt. The Company received net proceeds of $248.0 million which includes a discount of $0.5 million to achieve a 6.15% interest rate and $1.5 million of fees associated with the transaction. The Company used the net proceeds from the offering primarily to reduce borrowings under its existing commercial paper program. The

$260.8 million of debt reported at January 1, 2011 reflects the fair value adjustment related to a fixed-to-floating interest rate swap entered into at the beginning of 2009, as well as the unamortized balance of the $7.9 million gain from a December 2008 swap termination. This fixed-to-floating interest rate swap was entered into upon issuance of the 2013 Term Notes as detailed in Note I, Derivative Financial Instruments. The 2013 Term Notes include a Change of Control Triggering Event that would apply should a Change of Control event (as defined in the Indenture governing the 2013 Term Notes) occur. The Company would be required to make an offer to repurchase, in cash, all of the outstanding 2013 Term Notes for a purchase price at 101.0% of the original principal amount, plus any accrued and unpaid interest outstanding up to the purchase date.
In January 2009, the Company entered into a fixed-to-floating interest rate swap on its $200.0 million notes payable due in 2012. The Company previously had a fixed-to-floating rate swap on these notes outstanding that was terminated in December 2008. The $8.4 million adjustment to the carrying value of the debt at January 1, 2011 pertains to the unamortized gain on the terminated swap as well as the fair value adjustment of the new swap, as more fully discussed in Note I, Derivative Financial Instruments.
In December 2010, the Company entered into a fixed-to-floating interest rate swap on its $300.0 million notes payable due in 2014. At January 1, 2011 the carrying value of the debt includes a $12.0 million increase associated with the fair value adjustment made in purchase accounting partially offset by $4.1 million pertaining to the fair value adjustment of the swap, as more fully discussed in Note I, Derivative Financial Instruments.
In December 2010, the Company entered into a fixed-to-floating interest rate swap on its $300.0 million notes payable due in 2016. At January 1, 2011 the carrying value of the debt includes a $24.2 million increase associated with the fair value adjustment made in purchase accounting partially offset by $8.2 million pertaining to the fair value adjustment of the swap, as more fully discussed in Note I, Derivative Financial Instruments.
Convertible Preferred Units
On November 5, 2010, the Company issued 6,325,000 Convertible Preferred Units (the “Convertible Preferred Units”), each with a stated amount of $100. The Convertible Preferred Units are initially comprised of a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount junior subordinated note (the “Note”) and a Purchase Contract (the “Purchase Contract”) obligating holders to purchase one share (subject to adjustment under certain circumstances if holders elect to settle their Purchase Contracts early) of the Company’s 4.75% Series B Perpetual Cumulative Convertible Preferred Stock (the “Convertible Preferred Stock”). The Company received $613.5 million in cash proceeds from the Convertible Preferred Units offering, net of underwriting fees. These proceeds were used to redeem all of the Company’s outstanding 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045 on December 8, 2010, at a price of $312.7 million, to contribute $150.0 million to a U.S. pension plan to improve the funded status of the Company’s pension obligations, to fund the $50.3 million cost of the capped call transaction as more fully described below, and the remainder to reduce outstanding short-term borrowings and for other general corporate purposes.
Purchase Contracts:
Each Purchase Contract obligates the holder to purchase, on the earlier of (i) November 17, 2015 (the “Purchase Contract settlement date”) or (ii) the triggered early settlement date (as described below), for $100, one newly-issued share (subject to adjustment under certain circumstances if holders elect to settle their Purchase Contracts early) of Convertible Preferred Stock. A maximum of 6,325,000 shares of Convertible Preferred Stock may be issued on the Purchase Contract settlement date, resulting in total additional cash proceeds to the Company of up to $632.5 million. The Notes, described further below, are pledged as collateral to guarantee the holders’ obligations to purchase Convertible Preferred Stock under the terms of the Purchase Contracts. Purchase Contract holders may elect to settle their obligations under the Purchase Contracts early, in cash, at any time prior to the second business day immediately preceding the Purchase Contract settlement date or the triggered early settlement date, as applicable, subject to certain exceptions and conditions.
Upon early settlement of any Purchase Contracts, except in connection with a “fundamental change” or trigger event, the Company will deliver a number of shares of Convertible Preferred Stock equal to 85% of the number of Purchase Contracts tendered for early settlement. Upon the occurrence of a fundamental change, holders of Purchase Contracts will have the right, subject to certain exceptions and conditions, to settle their Purchase Contracts early at 100% of the settlement rate for the Purchase Contracts.
Holders of the Purchase Contracts are paid contract adjustment payments (“contract adjustment payments”) at a rate of 0.50% per annum, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2011. The $14.9 million present value of the contract adjustment payments reduced Shareowners’ Equity at inception. As each quarterly contract adjustment payment is made, the related liability will be relieved with the difference between the cash payment and the present value of the contract adjustment payment recorded as interest expense (at inception approximately $0.9 million accretion over the five year term). At January 1, 2011 the liability reported for the contract adjustment payments amounted to $14.9 million. The Company has the right to defer the payment of contract adjustment payments until no later than the Purchase Contract settlement date or the triggered early settlement date (each as described below), as applicable. Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 4.75% per year until paid, compounded quarterly.
Convertible Preferred Stock:
When issued following a settlement of the Purchase Contract, holders of the Convertible Preferred Stock are entitled to receive cumulative cash dividends at the rate of 4.75% per annum of the $100 liquidation preference per share of the Convertible Preferred Stock. Dividends on the Convertible Preferred Stock will be payable, when, as and if declared by the Company’s board of directors, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year.
Following the issuance of Convertible Preferred Stock upon settlement of a holder’s Purchase Contracts, a holder of Convertible Preferred Stock may, at its option, at any time and from time to time, convert some or all of its outstanding shares of Convertible Preferred Stock as described below at a conversion rate of 1.3333 shares of the Company’s common stock per share of Convertible Preferred Stock (subject to customary anti-dilution adjustments), which is equivalent to an initial conversion price of approximately $75.00 per share of common stock. If a fundamental change occurs, in certain circumstances the conversion rate may be adjusted by a fundamental change make-whole premium.
The Company may redeem some or all of the Convertible Preferred Stock on or after December 22, 2015 at a redemption price equal to 100% of the liquidation preference per share plus accrued and unpaid dividends to the redemption date. If the Company calls the Convertible Preferred Stock for redemption, holders may convert their Convertible Preferred Stock at any time prior to the close of business on the business day immediately preceding the redemption date.
Upon conversion prior to November 17, 2015, the Company may only deliver shares of common stock, together with cash in lieu of fractional shares. Upon a conversion on or after November 17, 2015, the Company may elect to pay or deliver, as the case may be, solely shares of common stock, together with cash in lieu of fractional shares (“physical settlement”), solely cash (“cash settlement”) or a combination of cash and common stock (“combination settlement”). The amount of shares and/or cash that each holder of Convertible Preferred Stock will receive is called the “settlement amount.” If the Company elects physical settlement or any shares of Convertible Preferred Stock are converted prior to November 17, 2015, the Company will deliver to the converting holder a number of shares of common stock (and cash in lieu of any fractional shares) equal to the number of shares of Convertible Preferred Stock to be converted multiplied by the applicable conversion rate. If the Company elects cash settlement or combination settlement, the settlement amount will be based on the volume weighted average price of the Company’s common stock during a 20 day observation period.
Notes:
The $632.5 million principal amount of the Notes is due November 17, 2018. At maturity, the Company is obligated to repay the principal in cash. The Notes bear interest at an initial rate of 4.25% per annum, initially payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2011, subject to the Company’s right to defer interest payments. The Notes are the Company’s direct, unsecured general obligations and are initially subordinated and junior in right of payment to the Company’s existing and future senior indebtedness. The Notes initially rank equally in right of payment with all of the Company’s other junior subordinated debt. The Notes are initially pledged as collateral to guarantee the obligations of holders of Purchase Contracts to purchase Convertible Preferred Stock. The Notes will be released from that pledge arrangement (1) following a successful remarketing, (2) following the substitution of cash to purchase certain treasury unit collateral, (3) following the substitution of cash during certain periods prior to the final remarketing period or triggered remarketed period for the Notes, (4) following the early settlement of the Purchase Contracts or (5) following certain events of bankruptcy, insolvency or reorganization. The unamortized deferred issuance cost of the Notes was $6.5 million at January 1, 2011. The remaining unamortized balance will be recorded to interest expense through the Notes maturity in November 2018.
Unless a trigger event (as defined below) has occurred, the Company may elect, at its option, to remarket the Notes during a period (the “optional remarketing window”) beginning on and including August 12, 2015 until October 27, 2015. Such remarketing will include the Notes underlying Convertible Preferred Units that have not been released from the pledge and other Notes of holders that have elected to include those Notes in the remarketing. The Company may attempt to remarket the Notes during multiple optional remarketing periods in the optional remarketing window so long as it gives 15 calendar days notice prior to the first day of any optional remarketing period. Upon a successful optional remarketing of the Notes, the remarketing agent will purchase U.S. Treasury securities as described in the prospectus supplement (the “Treasury portfolio”), and deduct such price from the proceeds of the optional remarketing. Any remaining proceeds will be promptly remitted after the optional remarketing settlement date by the remarketing agent for the benefit of the holders whose Notes were remarketed. The applicable ownership interests in the Treasury portfolio will be substituted for the applicable ownership interests in remarketed pledged Notes and will be pledged to the Company to secure the holders’ obligation under the Purchase Contracts. On the Purchase Contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the aggregate principal amount of the Notes that are components of the Convertible Preferred Units at the time of remarketing will automatically be applied to satisfy the holders’ obligations to purchase Convertible Preferred Stock under the Purchase Contracts. In addition, proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been attributable to the Notes that were components of the Convertible Preferred Units at the time of remarketing will be paid on the Purchase Contract settlement date to the holders.
If a trigger event occurs prior to the first day in the optional remarketing window, all Purchase Contracts will mandatorily settle early on the date that is 25 calendar days after the occurrence of the trigger event or, if such day is not a business day, the immediately following business day (the “triggered early settlement date”). In connection with the occurrence of a trigger event, the remarketing agent will remarket the Notes that are components of the units and any separate Notes whose holders have elected to participate in the remarketing during each day of the five business day period (the “triggered early remarketing period”) ending on the third business day immediately preceding the triggered early settlement date (the “triggered early remarketing”). A “trigger event” will be deemed to have occurred upon the Company’s filing any periodic or annual report under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, in respect of any fiscal quarter with financial statements for such fiscal quarter where the Company’s leverage ratio (as described in the prospectus supplement relating to the Convertible Preferred Units) is equal to or greater than 6.0 (on an annualized basis) for each of the three consecutive fiscal quarters immediately preceding, and including, such fiscal quarter.
Unless the Treasury portfolio has replaced the pledged Notes as part of Convertible Preferred Units as a result of a successful optional remarketing or a triggered early settlement date has occurred, the remarketing agent will remarket the pledged Notes that are components of the Convertible Preferred Units and any separate Notes whose holders have elected to participate in the remarketing during each day of the five business day period ending on November 12, 2015 (the third business day immediately preceding the Purchase Contract settlement date) until the remarketing is successful (the “final remarketing”).
In connection with a successful remarketing, all outstanding Notes (whether or not remarketed) will rank senior to all of the Company’s existing and future unsecured junior subordinated obligations and junior to all of its existing and future senior indebtedness, the interest deferral provisions of the Notes will not apply to all outstanding Notes (whether or not remarketed), the interest rate on all outstanding Notes (whether or not remarketed) may be reset and interest will be payable semi-annually in arrears.
There was $4.5 million in interest expense recorded for 2010 related to the contractual interest coupon on the Notes for the periods presented based upon the 4.25% rate.
Equity Option:
In order to offset the common shares that may be deliverable upon conversion of shares of Convertible Preferred Stock, the Company entered into capped call transactions (equity options) with certain major financial institutions (the “capped call counterparties”). The capped call transactions cover, subject to anti-dilution adjustments, the number of shares of common stock equal to the number of shares of common stock underlying the maximum number of shares of Convertible Preferred Stock issuable upon settlement of the Purchase Contracts. Each of the capped call transactions has a term of approximately five years and initially has a lower strike price of $75.00, which corresponds to the initial conversion price of the Convertible Preferred Stock, and an upper strike price of $97.95, which is approximately 60% higher than the closing price of the common stock on November 1, 2010. The Company paid $50.3 million of cash to fund the cost of the capped call transactions, which was recorded as a reduction of Shareowners’ Equity. The capped call transactions may be settled by net share settlement or, at the Company’s option and subject to certain conditions, cash settlement, physical settlement or modified physical settlement (in which case the number of shares the Company will receive will be reduced by a number of shares based on the excess, if any, of the volume-weighted average price of its common stock, as measured under the terms of the capped call transactions, over the upper strike price of the capped call transactions). If the capped call transactions are exercised and the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, is greater than the lower strike price of the capped call transactions but not greater than the upper strike price of the capped call transactions, then the value the Company expects to receive from the capped call counterparties will be generally based on the amount of such excess. As a result, the capped call transactions may offset the potential dilution upon conversion of the

Convertible Preferred Stock. If, however, the volume-weighted average price per share of common stock, as measured under the terms of the capped call transactions, exceeds the upper strike price of the capped call transactions, the value the Company expects to receive upon the exercise of the capped call transactions (or portions thereof) will be approximately equal to (x) the excess of the upper strike price of the capped call transactions over the lower strike price of the capped call transactions times (y) the number of shares of common stock relating to the capped call transactions (or the portions thereof) being exercised, in each case as determined under the terms of the capped call transactions. As a result, the dilution mitigation under the capped call transactions will be limited based on such capped value.
Junior Subordinated Debt Securities
In November 2005, the Company issued $450.1 million of junior subordinated debt securities to The Stanley Works Capital Trust I (the “Trust”), with a 40-year term and a fixed initial coupon rate of 5.902% for the first five years.
The Trust, which was not consolidated in accordance with ASC 470-20, obtained the funds it loaned to the Company through the capital market sale of $450.0 million of Enhanced Trust Preferred Securities (“ETPS”) and through the sale of $0.1 million in Trust Common Securities to the Company. The obligations, tenor and terms of the ETPS mirrored those of the junior subordinated debt securities. The securities may be redeemed after five years without penalty. If not redeemed after 5 years, the coupon rate will reset quarterly to 1.4% plus the highest of 3-month LIBOR, the 10-Year US Treasury CMT or the 30-Year US Treasury CMT, limited to a maximum rate of 13.25%. Net proceeds of the issuance were used to partially finance the acquisitions of Facom (January 1, 2006) and National (November 30, 2005).
In October 2008, the Company repurchased $34.3 million of the ETPS for $24.9 million in cash, and in December 2008 the Trust was dissolved. Upon the dissolution of the Trust, the $0.1 million investment in the unconsolidated Trust was unwound with a corresponding reduction in debt. Additionally the Company caused the remaining $415.7 million of junior subordinated debt securities held by the Trust to be distributed to the holders of ETPS in exchange for the ETPS upon dissolution of the Trust. A pre-tax gain of $9.4 million was recognized pertaining to the partial extinguishment of this debt.
In May 2009, the Company repurchased $103.0 million of its junior subordinated debt securities for $58.7 million in cash. The pre-tax gain recorded associated with this extinguishment was $43.8 million, and the principal balance of the debt after this extinguishment and at January 2, 2010 was $312.7 million.
In December 2010, the Company redeemed the remaining junior subordinated debt at par without penalty.
Financing of the January 2007 HSM Acquisition
During 2007, the Company initially funded the $546.1 million HSM acquisition with a combination of short-term borrowings and cash. A $500.0 million 364-day revolving credit bridge facility was entered into on January 8, 2007, of which $130.0 million was utilized to acquire HSM; the remainder of the HSM purchase price was funded through commercial paper borrowings and cash.
On March 20, 2007, the Company completed two security offerings: “Equity Units”, which consisted of $330.0 million of convertible debt and $330.0 million of forward stock purchase contracts and $200.0 million of unsecured notes (the “2010 Term Notes”). The $488.1 million net cash proceeds of these offerings and the related financial instruments described below were used to pay down the short-term bridge facility and commercial paper borrowings.
The 2010 Term Notes matured March 15, 2010.
Equity Units: On March 20, 2007, the Company issued 330,000 Equity Units, each with a stated value of $1,000. The Equity Units are comprised of a senior convertible note (a “Convertible Note”) and a forward common stock purchase contract (an “Equity Purchase Contract”). The Company received $320.1 million in cash proceeds from the Equity Units offering, net of underwriting fees. These proceeds were used to repay short-term borrowings and, along with $18.8 million in proceeds from the sale of stock warrants, to fund the $49.3 million cost of the convertible notes hedge as more fully described below.
In November 2008, the Company repurchased $10.0 million of the Equity Units for $5.3 million in cash (the “$10 Million Repurchase”). To properly account for the transaction, the Equity Unit elements were bifurcated as effectively the Company paid $10.0 million to extinguish the Convertible Notes and received $4.7 million from the seller to settle its obligation under the Equity Purchase Contracts. As further detailed below, the Equity Purchase Contracts obligated the holder to purchase shares of the

Company’s common stock on May 17, 2010. At the November 2008 repurchase date, the Company’s common stock had a closing market value of $25.38. The remaining liability for Contract Adjustment Payment fees, as defined below, associated with the $10.0 million of settled Equity Purchase Contracts was reversed, resulting in an increase to equity of $0.7 million. The related $10.0 million in Convertible Note Hedges (the “Bond Hedge”) and Stock Warrants were unwound with a nominal impact to equity. As a result of the $10 Million Repurchase, there was an insignificant gain recorded in earnings and a net increase in equity of $5.4 million.
Equity Purchase Contracts:
The Equity Purchase Contracts obligated the holders to purchase on May 17, 2010, newly issued shares of the Company’s common stock for $320.0 million in cash. Pursuant to that obligation 5,180,776 shares of common stock were issued on the May 17, 2010 settlement date.
Holders of the Equity Purchase Contract were paid a quarterly contract adjustment payment (“Contract Adjustment Payment”) of 5.125% per annum, and the first payment thereof was made August 17, 2007. The $49.6 million present value of the Contract Adjustment Payments reduced Shareowners’ Equity at inception. As each quarterly Contract Adjustment Payment was made, the related liability was relieved with the difference between the cash payment and the present value of the Contract Adjustment Payment recorded as interest expense (at inception approximately $3.9 million accretion over the three year term). Due to the $10 Million Repurchase, $0.7 million in remaining liability for the related Contract Adjustment Payments was reversed. The Company’s obligation to make Contract Adjustment Payments was satisfied in May 2010; therefore at January 1, 2011 the company reported no further liability for Contract Adjustment Payments under the terms of the Equity Purchase Contracts.
Convertible Notes:
The $320.0 million Convertible Notes principal amount currently outstanding has a five-year, two month maturity and is due May 17, 2012. At maturity, the Company is obligated to repay the principal in cash, and may elect to settle the conversion option value, if any, as detailed further below, in either cash or shares of the Company’s common stock. The Convertible Notes bear interest at an annual rate of 3-month LIBOR minus 3.5%, reset quarterly (but never less than zero), and initially set at 1.85%. Interest is payable quarterly commencing August 17, 2007. The Convertible Notes are unsecured general obligations and rank equally with all of the Company’s other unsecured and unsubordinated debt. The Convertible Notes were pledged as collateral to guarantee the holders’ obligations to purchase common stock under the terms of the Equity Purchase Contract described above. The unamortized discount of the Convertible Notes was $14.9 and $25.5 million at January 1, 2011 and January 2, 2010, respectively. The remaining unamortized balance will be recorded to interest expense through the Convertible Notes maturity in May 2012. The equity component carrying value was $32.9 million at January 1, 2011 and January 2, 2010.
In May 2010, the Company completed the contractually required remarketing of the $320.0 million of Convertible Notes. Holders of $8.7 million of the Convertible Notes elected to participate in the remarketing. Following the remarketing, the Convertible Notes bear interest at an annual rate of 3 — month LIBOR minus 3.5%, rest quarterly (but not less than zero).
The conversion premium for the Convertible Notes is 19.0%, equivalent to the conversion price of $64.34 based on the $54.06 value of the Company’s common stock (as adjusted for standard anti-dilution provisions). Upon conversion on May 17, 2012 (or a cash merger event), the Company will deliver to each holder of the Convertible Notes $1,000 cash for the principal amount of the note. Additionally at conversion, to the extent, if any, that the conversion option is “in the money”, the Company will deliver, at its election, either cash or shares of the Company’s common stock based on a conversion rate of 15.5425 shares (equivalent to the conversion price set at $64.34) and the applicable market value of the Company’s common stock. The ultimate conversion rate will be increased above 15.5425 shares in accordance with standard anti-dilution provisions applicable to the Convertible Notes or in the event of a cash merger. An increase in the ultimate conversion rate will apply to the extent that the Company increases the per share common stock dividend rate during the five year term of the Convertible Notes; accordingly such changes to the conversion rate are within the Company’s control under its discretion regarding dividends it may declare. Also, the holders may elect to accelerate conversion, and “make whole” adjustments to the conversion rate may apply, in the event of a cash merger or “fundamental change”. Subject to the foregoing, if the market value of the Company’s common shares is below the conversion price at conversion, (set at a rate equating to $64.34 per share), the conversion option would be “out of the money” and the Company would have no obligation to deliver any consideration beyond the $1,000 principal payment required under each of the Convertible Notes. To the extent, that the conversion option of the Convertible Notes becomes “in the money” in any interim period prior to conversion, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share in accordance with the treasury stock method prescribed by ASC 260. The conversion option was “in the money” as of January 1, 2011 and had a very minor dilutive impact during the year. As of January 2, 2010, the conversion option was “out of the money.”

There was no interest expense recorded for 2010 and 2009 related to the contractual interest coupon on the Convertible Notes for the periods presented based upon the applicable 3-month LIBOR minus 3.5% rate in these periods. The Company had derivative contracts fixing the interest rate on the $320.0 million floating rate Convertible Notes (3-month LIBOR less 350 basis points) at 1.43% and recognized $1.6 million and $4.8 million of interest expense pertaining to these interest rate swaps for the years ended January 1, 2011 and January 2, 2010. The non-cash interest expense accretion related to the amortization of the liability balance as required by the accounting standards totaled $10.5 million for 2010 and $10.2 million for 2009. The total interest expense recognized on the Convertible Notes reflecting the contractual interest coupon, the fixed interest rate swaps and the interest accretion required by the accounting standards represented an effective interest rate of 4.08% for the period ended January 1, 2011 and 5.2% for the period ended January 2, 2010.
Convertible Notes Hedge: In order to offset the common shares that may be deliverable pertaining to the previously discussed conversion option feature of the Convertible Notes, the Company entered into Bond Hedges with certain major financial institutions. The Company paid the financial institutions a premium of $49.3 million for the Bond Hedge which was recorded, net of $14.0 million of anticipated tax benefits, as a reduction of Shareowners’ equity. The terms of the Bond Hedge mirror those of the conversion option feature of the Convertible Notes such that the financial institutions may be required to deliver shares of the Company’s common stock to the Company upon conversion at its exercise in May 2012. To the extent, that the conversion option feature becomes “in the money” during the five year term of the Convertible Notes, diluted shares outstanding will increase accordingly. Because the Bond Hedge is anti-dilutive, it will not be included in any diluted shares outstanding computation prior to its maturity. However, at maturity of the Convertible Notes and the Bond Hedge in 2012, the aggregate effect of these instruments is that there will be no net increase in the Company’s common shares.
Stock Warrants: Simultaneously, the Company issued 5,092,956 of unregistered common stock warrants (“Stock Warrants”) to financial institutions for $18.8 million. The cash proceeds received were recorded as an increase to Shareowners’ equity. The Stock Warrants are exercisable during the period August 17, 2012 through September 28, 2012, and have a strike price of $86.50 established at 160% of the market value of $54.06 (as adjusted for standard anti-dilution provisions). The Stock Warrants will be net share settled and are deemed to automatically be exercised at their expiration date if they are “in the money” and were not previously exercised. The strike price for the Stock Warrants will be adjusted for increases to the Company’s dividend rate per share, or special dividends, if any, that occur during their five year term (consistent with the standard anti-dilution provisions discussed earlier with respect to the conversion spread on the Convertible Notes). In the event the Stock Warrants become “in the money” during their five year term due to the market value of the Company’s common stock exceeding the strike price, there will be a related increase in diluted shares outstanding utilized in the determination of the Company’s diluted earnings per share. In November 2008, 154,332 Stock Warrants were repurchased from the financial institutions at a cost of $0.15 per warrant, pertaining to the previously mentioned $10 Million Repurchase. As a result, there were 4,938,624 Stock Warrants Outstanding as of January 1, 2011.
I. DERIVATIVE FINANCIAL INSTRUMENTS
The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices and commodity prices. As part of the Company’s risk management program, a variety of financial instruments such as interest rate swaps, currency swaps, purchased currency options, foreign exchange contracts and commodity contracts, are used to mitigate interest rate exposure, foreign currency exposure and commodity price exposure.
Financial instruments are not utilized for speculative purposes. If the Company elects to do so and if the instrument meets the criteria specified in ASC 815, management designates its derivative instruments as cash flow hedges, fair value hedges or net investment hedges. Generally, commodity price exposures are not hedged with derivative financial instruments and instead are actively managed through customer pricing initiatives, procurement-driven cost reduction initiatives and other productivity improvement projects. In the first quarter of 2010, the Company acquired a portfolio of derivative financial instruments in conjunction with the Merger, which Black & Decker entered into in the ordinary course of business. At the March 12, 2010 merger date, the Company established its intent for each derivative. The Company terminated all outstanding interest rate swaps and foreign currency forwards hedging future purchases of inventory denominated in a foreign currency. For other foreign currency forwards and commodity derivatives, the Company elected to leave the instruments in place as an economic hedge only and account for them as undesignated. Net investment hedges were re-designated.

A summary of the fair value of the Company’s derivatives recorded in the Consolidated Balance Sheets are as follows (in millions):

	Balance Sheet			Balance Sheet
	Classification	1/1/11	1/2/10	Classification	1/1/11	1/2/10
Derivatives designated as hedging instruments:
Interest Rate Contracts Cash Flow	Other current assets	$—	$—	Accrued expenses	$—	$2.2
	LT other assets	—	7.3	LT other liabilities	17.3	—
Interest Rate Contracts Fair Value	Other current assets	5.5	4.5	Accrued expenses	—	—
	LT other assets	10.7	0.1	LT other liabilities	11.9	2.7
Foreign Exchange Contracts Cash Flow	Other current assets	0.7	0.1	Accrued expenses	5.6	31.2
	LT other assets	—	—	LT other liabilities	—	—
Net Investment Hedge	Other current assets	11.7	—	Accrued expenses	17.7	29.1

		$28.6	$12.0		$52.5	$65.2

Derivatives not designated as hedging instruments:
Foreign Exchange Contracts	Other current assets	$26.4	$18.5	Accrued expenses	$59.1	$19.5
	LT other assets	—	2.8	LT other liabilities	4.1	—

		$26.4	$21.3		$63.2	$19.5

The counterparties to all of the above mentioned financial instruments are major international financial institutions. The Company is exposed to credit risk for net exchanges under these agreements, but not for the notional amounts. The credit risk is limited to the asset amounts noted above. The Company limits its exposure and concentration of risk by contracting with diverse financial institutions and does not anticipate non-performance by any of its counterparties. Further, as more fully discussed in Note M, Fair Value Measurements, the Company considers non-performance risk of its counterparties at each reporting period and adjusts the carrying value of these assets accordingly. The risk of default is considered remote.
In 2010, significant cash flows related to derivatives including those that are separately discussed in Cash Flow Hedges, Net Investment Hedges and Undesignated Hedges below resulted in net cash paid of $64.0 million. The Company also received $30.1 million in March 2010 from the termination of $325.0 million notional of fixed to variable interest rate swaps that became undesignated at the merger date and as a result the cash inflow was reported within investing activities in the consolidated statement of cash flows.
In 2009, significant cash flows related to derivatives included cash payments of $15.5 million on a Great Britain pound currency swap maturity and a Canadian dollar swap termination; both of these swaps were classified as undesignated.
CASH FLOW HEDGES — There was a $50.2 million after-tax loss as of January 1, 2011 and a $4.8 million after-tax gain as of January 2, 2010 and January 3, 2009 reported for cash flow hedge effectiveness in Accumulated other comprehensive loss. An after-tax loss of $13.3 million is expected to be reclassified to earnings as the hedged transactions occur or as amounts are amortized within the next twelve months. The ultimate amount recognized will vary based on fluctuations of the hedged currencies and interest rates through the maturity dates.
The tables below detail pre-tax amounts reclassified from Accumulated other comprehensive loss into earnings for active derivative financial instruments during the periods in which the underlying hedged transactions affected earnings for the twelve months ended January 1, 2011 and January 2, 2010 (in millions):

		Classification of	Gain (Loss)	Gain (Loss)
		Gain (Loss)	Reclassified from	Recognized in
Year-to-date 2010	Gain (Loss)	Reclassified from	OCI to Income	Income
(In millions)	Recorded in OCI	OCI to Income	(Effective Portion)	(Ineffective Portion*)
Interest Rate Contracts	$(24.8)	Interest expense	$(1.6)	$—
Foreign Exchange Contracts	$(16.0)	Cost of sales	$(2.3)	—
Foreign Exchange Contracts	$6.8	Other-net	$8.5	—

		Classification of	Gain (Loss)	Gain (Loss)
		Gain (Loss)	Reclassified from	Recognized in
Year-to-date 2009	Gain (Loss)	Reclassified from	OCI to Income	Income
(In millions)	Recorded in OCI	OCI to Income	(Effective Portion)	(Ineffective Portion*)
Interest Rate Contracts	$7.2	Interest expense	$(4.6)	$—
Foreign Exchange Contracts	$(0.5)	Cost of sales	$4.7	—
Foreign Exchange Contracts	$(7.7)	Other-net	$(3.5)	—

*	Includes ineffective portion and amount excluded from effectiveness testing on derivatives.
For 2010, the hedged items’ impact to the consolidated statement of operations was a gain of $2.3 million in Cost of Sales and a loss of $8.5 million, in Other, net. For 2009, the hedged items’ impact to the consolidated statement of operations was a loss of $4.7 million in Cost of Sales and a gain of $4.5 million, in Other, net. There was no impact related to the interest rate contracts’ hedged items for any period presented. The impact of de-designated hedges was immaterial for all periods presented.
During 2010, 2009 and 2008, an after-tax loss of $2.9 million, an after-tax loss of $1.1 million and an after-tax gain of $42.9 million, respectively, was reclassified from Accumulated other comprehensive loss into earnings (inclusive of the gain/loss amortization on terminated derivative financial instruments) during the periods in which the underlying hedged transactions affected earnings.
Interest Rate Contract: The Company enters into interest rate swap agreements in order to obtain the lowest cost source of funds within a targeted range of variable to fixed-rate debt proportions. At January 1, 2011, the Company had $400 million of forward starting swaps outstanding fixing the interest rate on the expected refinancing of debt in 2012 as discussed below. At January 2, 2010, the Company had outstanding contracts fixing the interest rate on its $320.0 million floating rate convertible notes and $400 million of forward starting swaps outstanding fixing the interest rate on the expected refinancing of debt in 2012.
In May 2010, the Company executed forward starting interest rate swaps with an aggregate notional amount of $400 million fixing interest at 3.95%. The objective of the hedge was to offset the expected variability on future payments associated with the interest rate on debt instruments. In connection with the August 31, 2010 issuance of the $400 million of senior unsecured 2040 Term Bonds, as discussed in Note H, Long Term Debt and Financing Arrangements, these forward-starting interest rate swaps were terminated. The terminations resulted in cash payments of $48.4 million. This loss ($30.0 million on an after-tax basis) was recorded in Accumulated other comprehensive loss and will be amortized to earnings over the first ten years in which the interest expense related to the 2040 Term Bonds is recognized. The cash flows stemming from the termination of such interest rate swaps designated as cash flow hedges are presented within financing activities in the consolidated statement of cash flows.
In December 2009, the Company executed forward starting interest rate swaps with an aggregate notional amount of $400 million fixing 10 years of interest payments at 4.78% beginning in November 2012. The objective of the hedge is to offset the expected variability on future payments associated with the interest rate on debt instruments expected to be issued in November 2012. Gains or losses on the swaps are recorded in Accumulated other comprehensive loss and will be subsequently reclassified into earnings as the future interest expense is recognized in earnings or as ineffectiveness occurs. These swaps have a mandatory early termination requirement in November 2012.
Foreign Currency Contracts
Forward contracts: Through its global businesses, the Company enters into transactions and makes investments denominated in multiple currencies that give rise to foreign currency risk. The Company and its subsidiaries regularly purchase inventory from subsidiaries with non-U.S. dollar functional currencies which creates currency-related volatility in the Company’s results of operations. The Company utilizes forward contracts to hedge these forecasted purchases of inventory. Gains and losses reclassified from Accumulated other comprehensive loss for the effective and ineffective portions of the hedge as well as any amounts excluded from effectiveness testing are recorded in Cost of sales. At January 1, 2011, the notional value of the forward currency contracts outstanding was $114.8 million, of which $46.0 million has been de-designated, maturing at various dates through 2011. As of January 2, 2010, there were no such outstanding hedge contracts.
Currency swaps: The Company and its subsidiaries have entered into various inter-company transactions whereby the notional values are denominated in currencies other than the functional currencies of the party executing the trade. In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company enters into currency swaps. In November 2010, currency swaps with a notional value of $150 million matured resulting in cash payments of $23.7 million. There were no outstanding currency swaps designated as cash flow hedges at January 1, 2011. The notional value of currency swaps was $150 million at January 2, 2010.
Purchased Option Contracts: The Company and its subsidiaries have entered into various inter-company transactions whereby the notional values are denominated in currencies other than the functional currencies of the party executing the trade. In order to better match the cash flows of its inter-company obligations with cash flows from operations, the Company enters into purchased option contracts. Gains and losses reclassified from Accumulated other comprehensive loss for the effective and ineffective portions of the hedge as well as any amounts excluded from effectiveness testing are recorded in Cost of sales. At January 1, 2011, the notional value of option contracts outstanding was $82.3 million, of which $36.4 million has been de-designated, maturing at various dates through 2011. As of January 2, 2010, there were no such outstanding option contracts.
FAIR VALUE HEDGES
Interest Rate Risk: In an effort to optimize the mix of fixed versus floating rate debt in the Company’s capital structure, the Company enters into interest rate swaps. In December 2010, the Company entered into interest rate swaps with notional values which equaled the Company’s $300 million 4.75% notes due in 2014 and $300 million 5.75% notes due in 2016. In January 2009, the Company entered into interest rate swaps with notional values which equaled the Company’s $200 million 4.9% notes due in 2012 and $250 million 6.15% notes due in 2013. These interest rate swaps effectively converted the Company’s fixed rate debt to floating rate debt based on LIBOR, thereby hedging the fluctuation in fair value resulting from changes in interest rates. The changes in fair value of the interest rate swaps were recognized in earnings as well as the offsetting changes in fair value of the underlying notes. The notional value of open contracts was $1.050 billion and $450 million as of January 1, 2011 and January 2, 2010, respectively. A summary of the fair value adjustments relating to these swaps is as follows (in millions):

	Year-to-Date 2010		Year-to-Date 2009
Income Statement	Gain/(Loss) on	Gain /(Loss) on	Gain/(Loss) on	Gain /(Loss) on
Classification	Swaps	Borrowings	Swaps	Borrowings
Interest Expense	$1.3	$(1.3)	$(2.6)	$2.6
In addition to the amounts in the table above, the net swap accruals for each period and amortization of the gains on terminated swaps are also reported in interest expense and totaled $12.7 million and $11.6 million for 2010 and 2009, respectively. Interest expense on the underlying debt was $28.3 million and $25.2 million for 2010 and 2009, respectively.
During 2008, the Company had interest rate swaps identical to the $200 million and $250 million swaps discussed above that were terminated in December 2008, resulting in pre-tax gains of $16.5 million, offset by the fair value adjustment to the carrying value of the underlying notes. At January 3, 2009 the carrying amounts of the $200 million and $250 million notes were increased by $8.4 million and $7.7 million respectively, related to this adjustment and are being amortized over the remaining term of the notes as a reduction of interest expense.
NET INVESTMENT HEDGES
Foreign Exchange Contracts: The Company utilizes net investment hedges to offset the translation adjustment arising from re-measurement of its investment in the assets and liabilities of its foreign subsidiaries. The total after-tax amounts in Accumulated other comprehensive loss were losses of $32.7 million and $11.8 million at January 1, 2011 and January 2, 2010, respectively. As of January 1, 2011, the Company had foreign exchange contracts that mature in March 2011 with notional values totaling $223.1 million outstanding hedging a portion of its euro denominated net investment and foreign exchange contracts that mature at various dates through April 2011 with notional values of $800.9 million outstanding hedging a portion of its pound sterling denominated net investment. As of January 2, 2010, the Company had one foreign exchange contract with a notional value of $223.4 million outstanding hedging a portion of its euro denominated net investment The Company had a foreign exchange contracts mature in February 2010 resulting in a loss of $16.1 million. Gains and losses on net investment hedges remain in Accumulated other comprehensive loss until disposal of the underlying assets. The details of the pre-tax amounts are below (in millions):

	Year-to-Date 2010			Year-to-Date 2009
			Ineffective			Ineffective
			Portion*			Portion*
	Amount	Effective Portion	Recorded in	Amount	Effective Portion	Recorded in
Income Statement	Recorded in OCI	Recorded in Income	Income	Recorded in OCI	Recorded in Income	Income
Classification	Gain (Loss)	Statement	Statement	Gain (Loss)	Statement	Statement
Other, net	$(31.4)	$—	$—	$(8.5)	$—	$—

*	Includes ineffective portion and amount excluded from effectiveness testing.

UNDESIGNATED HEDGES
Foreign Exchange Contracts: Currency swaps and foreign exchange forward contracts are used to reduce risks arising from the change in fair value of certain foreign currency denominated assets and liabilities (such as affiliate loans, payables and receivables). The objective of these practices is to minimize the impact of foreign currency fluctuations on operating results. The total notional amount of the contracts outstanding at January 1, 2011 was $2.3 billion of forward contracts and $219.4 million in currency swaps, maturing at various dates primarily through September 2011 with one currency swap maturing in December 2014. The total notional amount of the contracts outstanding at January 2, 2010 was $182.6 million of forward contracts and $160.5 million in currency swaps. Significant cash flows related to undesignated hedges during 2010 included net cash paid of $6.7 million. The income statement impacts related to derivatives not designated as hedging instruments for 2010 and 2009 are as follows (in millions):

		Year-to-Date 2010	Year-to-Date 2009
Derivatives Not		Amount of Gain (Loss)	Amount of Gain (Loss)
Designated as Hedging	Income Statement	Recorded in Income on	Recorded in Income on
Instruments under ASC 815	Classification	Derivative	Derivative
Foreign Exchange Contracts	Other, net	$38.5	$(7.6)
	Cost of Sales	$1.0	$—
Commodity Contracts: Commodity contracts were used to manage price risks related to material purchases — primarily zinc and copper — used in the manufacturing process. The objective of the contracts was to reduce the variability of cash flows associated with the forecasted purchase of these commodities. In conjunction with the Merger, the Company assumed commodity contracts with a total notional amount of 7.4 million pounds. During the second quarter of 2010, all commodity contracts matured or were terminated. No notional amounts were outstanding as of January 1, 2011. The income statement impacts related to commodity contracts not designated as hedging instruments were as follows (in millions):

Year-to-Date 2010
Derivatives Not		Amount of Gain (Loss)
Designated as Hedging	Income Statement	Recorded in Income on
Instruments under ASC 815	Classification	Derivative
Commodity Contracts	Other, net	$(1.3)
J. CAPITAL STOCK
EARNINGS PER SHARE — The following table reconciles net earnings attributable to common shareholders and the weighted average shares outstanding used to calculate basic and diluted earnings per share for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009.
Basic Earnings per Share Computation

	2010	2009	2008
Numerator (in millions):
Net earnings attributable to Stanley Black & Decker, Inc.	$198.2	$224.3	$306.9
Less: Net earnings allocated to unvested units(A)	0.5	0.3	0.6

Net earnings attributable to Stanley Black & Decker, Inc. less unvested units	$197.7	$224.0	$306.3

(A)	— The unvested units affecting the calculation of basic earnings per share represent restricted stock units with non-forfeitable dividend rights.

	2010	2009	2008
Denominator (in thousands):
Basic earnings per share, weighted-average shares outstanding	147,224	79,788	78,897
Dilutive Earnings per Share Computation

	2010	2009	2008
Numerator (in millions):
Net earnings attributable to Stanley Black & Decker, Inc.	$198.2	$224.3	$306.9
Denominator (in thousands):
Basic earnings per share, weighted-average shares outstanding	147,224	79,788	78,897
Dilutive effect of stock options and awards	2,943	608	977

Diluted earnings per share, weighted-average shares outstanding	150,167	80,396	79,874

	2010	2009	2008
Earnings per share of common stock:
Basic Earnings Per Share	$1.34	$2.81	$3.88
Diluted Earnings Per Share	$1.32	$2.79	$3.84
The following weighted-average stock options, warrants and Equity Purchase Contracts to purchase the Company’s common stock were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive (in thousands):

	2010	2009	2008
Number of stock options	2,760	3,519	2,101
Number of stock warrants	4,939	4,939	5,069
Number of shares related to May 2010 equity purchase contracts	2,210	5,893	6,035
Number of shares related to the convertible preferred units	1,054	—	—
The Company has warrants outstanding which entitle the holder to purchase up to 4,938,624 shares of its common stock with a strike price of approximately $86.50. These warrants are anti-dilutive since the strike price is greater than the market price of the Company’s common stock.
The Convertible Notes outstanding, described more fully in Note H, Long-Term Debt and Financing Arrangements, had a very minor dilutive impact during the year.
As of January 1, 2011 there were no shares related to the Convertible Preferred Units included in the calculation of diluted earnings per share because the effect of the conversion option was not dilutive. These Convertible Preferred Units, as well as the equity purchase contracts and convertible note hedge, are discussed more fully in Note H, Long-Term Debt and Financing Arrangements.
COMMON STOCK SHARE ACTIVITY — Common stock share activity for 2010, 2009 and 2008 was as follows:

	2010	2009	2008
Outstanding, beginning of year	80,478,624	78,876,034	80,378,787
Shares issued as part of the merger	78,497,261	—	—
Shares issued from Equity Units Offering	5,180,776	—	—
Issued from treasury	2,298,603	2,178,203	737,698
Returned to treasury	(107,834)	(575,613)	(2,240,451)

Outstanding, end of year	166,347,430	80,478,624	78,876,034

In 2009, in addition to the common stock share activity described in the Stock-Based Compensation Plans and Equity Option sections of this footnote, the Company issued 242,653 shares of common stock from treasury and received cash proceeds of $9.5 million during the year.
COMMON STOCK RESERVED — Common stock shares reserved for issuance under various employee and director stock plans at January 1, 2011 and January 2, 2010 are as follows:

	2010	2009
Employee stock purchase plan	2,956,667	3,100,855
Other stock-based compensation plans	5,035,575	4,086,625

Total shares reserved	7,992,242	7,187,480

PREFERRED STOCK PURCHASE RIGHTS — Each outstanding share of common stock has a one share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by the Company at a price of $0.01 per right at any time prior to the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of common stock. In the event that the Company is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving Company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 15% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in the best interest of the Company), provision will be made so that each holder of a right (other than a holder who is a 14.9%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to two times the exercise price of the right. At January 1, 2011, there were 166,347,430 outstanding rights.
STOCK-BASED COMPENSATION PLANS — The Company has stock-based compensation plans for salaried employees and non-employee members of the Board of Directors. The plans provide for discretionary grants of stock options, restricted stock units, and other stock-based awards.
The plans are generally administered by the Compensation and Organization Committee of the Board of Directors, consisting of non-employee directors.
Stock Options: Stock options are granted at the fair market value of the Company’s stock on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant.
One million options were granted in conjunction with the Merger. These options will cliff vest on the third anniversary of the Merger. The fair value of each stock option was estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used for the Black-Scholes valuation of these options were:

Stock price	$57.50
Option price	$57.50
Average expected volatility	30%
Dividend yield	2.3%
Risk-free interest rate	3.3%
Expected term	7 years
Fair value per option	$16.34
The following describes how certain assumptions affecting the estimated fair value of stock options are determined: the dividend yield is computed as the annualized dividend rate at the date of grant divided by the strike price of the stock option; expected volatility is based on an average of the market implied volatility and historical volatility for the 5 year expected life; the risk-free interest rate is based on U.S. Treasury securities with maturities equal to the expected life of the option; and an eight percent forfeiture rate is assumed. The Company uses historical data in order to estimate forfeitures and holding period behavior for valuation purposes.
The fair value of other stock option grants made during the year was also estimated on the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions used for grants in 2010, 2009 and 2008, respectively: dividend yield of 2.1%, 2.8% and 3.8%; expected volatility of 32.7%, 32.8% and 45.0%; and risk-free interest rates of 2.2%, 2.2% and 1.8%. An expected life of 5.5 years was used in 2010 and an expected life of 5 years was used in both 2009 and 2008. Also, a weighted average vesting period of 2.5 years was used in 2010, 2.4 years in 2009 and 2.0 years in 2008. The weighted average fair value of stock options granted in 2010, 2009 and 2008 was $17.00, $11.48 and $9.25, respectively.
Refer to Note E, Merger and Acquisitions, for discussion of the valuation of the options assumed from the Merger.
The number of stock options and weighted-average exercise prices are as follows:

	2010		2009		2008
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	5,839,417	$39.75	7,082,224	$37.08	7,053,899	$37.83
Granted	2,055,942	60.69	502,500	48.46	849,360	33.73
Options assumed from merger	5,843,623	44.41	—	—	—	—
Exercised	(1,720,507)	34.81	(1,603,205)	30.13	(400,972)	31.44
Forfeited	(376,911)	54.95	(142,102)	44.65	(420,063)	48.31

Outstanding, end of year	11,641,564	$48.69	5,839,417	$39.75	7,082,224	$37.08

Exercisable, end of year	8,100,566	$46.70	4,364,180	$38.50	5,368,989	$35.30

At January 1, 2011, the range of exercise prices on outstanding stock options was $23.22 to $74.11. Stock option expense was $17.7 million, $6.1 million and $4.8 million for the years ended January 1, 2011, January 2, 2010 and January 3, 2009, respectively.
At January 1, 2011, the Company had $44.9 million of unrecognized pre-tax compensation expense for stock options. This expense will be recognized over the remaining vesting periods which are 3.1 years on a weighted average basis.
During 2010, the Company received $59.9 million in cash from the exercise of stock options. The related tax benefit from the exercise of these options is $14.6 million. During 2010, 2009 and 2008 the total intrinsic value of options exercised was $46.5 million, $16.5 million and $6.8 million, respectively. When options are exercised, the related shares are issued from treasury stock.
ASC 718, “Compensation — Stock Compensation,” requires the benefit arising from tax deductions in excess of recognized compensation cost to be classified as a financing cash flow. To quantify the recognized compensation cost on which the excess tax benefit is computed, both actual compensation expense recorded and pro-forma compensation cost reported in disclosures are considered. An excess tax benefit is generated on the extent to which the actual gain, or spread, an optionee receives upon exercise of an option exceeds the fair value determined at the grant date; that excess spread over the fair value of the option times the applicable tax rate represents the excess tax benefit. In 2010 and 2009, the Company reported $10.8 million and $0.3 million, respectively, of excess tax benefits as a financing cash flow within the proceeds from issuance of common stock caption.
Outstanding and exercisable stock option information at January 1, 2011 follows:

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-average			Weighted-
		Remaining	Weighted-average		average
Exercise Price Ranges	Options	Contractual Life	Exercise Price	Options	Exercise Price
$35.00 and below	3,062,866	6.46	$30.63	2,353,482	$30.28
$35.01 — 50.00	3,113,042	5.33	43.41	2,687,715	42.58
$50.01 — higher	5,465,656	5.72	61.81	3,059,369	62.95

	11,641,564	5.81	$48.69	8,100,566	$46.70

Compensation cost for new grants is recognized on a straight-line basis over the vesting period. The expense for retirement eligible employees (those aged 55 and over and with 10 or more years of service) is recognized by the date they became retirement eligible, as such employees may retain their options for the 10 year contractual term in the event they retire prior to the end of the vesting period stipulated in the grant.
Employee Stock Purchase Plan: The Employee Stock Purchase Plan (“ESPP”) enables eligible employees in the United States and Canada to subscribe at any time to purchase shares of common stock on a monthly basis at the lower of 85% of the fair market value of the shares on the grant date ($37.53 per share for fiscal year 2010 purchases) or 85% of the fair market value of the shares on the last business day of each month. A maximum of 6,000,000 shares are authorized for subscription. During 2010, 2009 and 2008 shares totaling 143,624 shares, 115,776 shares and 62,261 shares respectively, were issued under the plan at average prices of $37.53, $27.87 and $37.31 per share, respectively and the intrinsic value of the ESPP purchases was $3.1 million, $1.8 million and $0.4 million respectively. For 2010, the Company received $5.4 million in cash from ESPP purchases, and there is no related tax benefit. The fair value of ESPP shares was estimated using the Black-Scholes option pricing model. ESPP compensation cost is recognized ratably over the one-year term based on actual employee stock purchases under the plan. The fair value of the employees’ purchase rights under the ESPP was estimated using the following assumptions for 2010, 2009 and 2008, respectively: dividend yield of 2.5%, 2.9% and 3.7%; expected volatility of 38.0%, 56.0% and 28.0%; risk-free interest rates of 0.1%, 0.2% and 2.6%; and expected lives of one year. The weighted average fair value of those purchase rights granted in 2010, 2009 and 2008 was $20.77, $10.77 and $9.02, respectively. Total compensation expense recognized for ESPP amounted to $3.5 million, $1.2 million and $0.6 million for 2010, 2009 and 2008, respectively.
Restricted Share Units and Awards: Compensation cost for restricted share units and awards, including restricted shares granted to French employees in lieu of RSU’s, (collectively “RSU’s”) granted to employees is recognized ratably over the vesting term, which varies but is generally 4 years. RSU grants totaled 1,532,107 shares, 452,613 shares and 241,036 shares in 2010, 2009 and 2008, respectively. The weighted-average grant date fair value of RSU’s granted in 2010, 2009 and 2008 was $59.32, $37.55 and $35.28 per share, respectively. Total compensation expense recognized for RSU’s amounted to $52.7 million, $9.4 million and $6.3 million, respectively. The actual tax benefit received in the period the shares were delivered was $0.3 million, $0.1 million and $2.1 million in 2010, 2009 and 2008, respectively. As of January 1, 2011, unrecognized compensation expense for RSU’s amounted to $70.9 million and this cost will be recognized over a weighted-average period of 4.0 years.

As discussed in Note E, Merger and Acquisitions, the Company assumed 0.4 million restricted stock units and awards as part of the Merger. Accordingly, the Company expensed $4.3 million in stock-based compensation for the twelve months ended January 1, 2011, respectively, related to these awards.
A summary of non-vested restricted stock unit activity as of January 1, 2011, and changes during the twelve month period then ended is as follows:

		Weighted Average
	Restricted Share	Grant
	Units	Date Fair Value
Non-vested at January 2, 2010	759,198	$39.79
Granted	1,532,107	59.32
Assumed from Merger	433,117	46.63
Vested	(239,696)	62.29
Forfeited	(14,003)	58.43

Non-vested at January 1, 2011	2,470,723	$53.60

The total fair value of shares vested (market value on the date vested) during 2010, 2009 and 2008 was $14.9 million, $7.2 million and $4.4 million, respectively.
Non-employee members of the Board of Directors received restricted share-based grants which must be cash settled and accordingly mark-to-market accounting is applied. Additionally, the Board of Directors were granted restricted share units for which compensation expense of $0.9 million, $0.6 million and $0.6 million was recognized for 2010, 2009 and 2008, respectively.
Long-Term Performance Awards: The Company has granted Long Term Performance Awards (“LTIPs”) under its 1997, 2001 and 2009 Long Term Incentive Plans to senior management employees for achieving Company performance measures. Awards are payable in shares of common stock, which may be restricted if the employee has not achieved certain stock ownership levels, and generally no award is made if the employee terminates employment prior to the payout date.
Long-Term Performance Awards: Two LTIP grants were made in 2009 and 2010. Both the grants have separate annual performance goals for each year within the respective three year performance period. Earnings per share and return on capital employed represent 75% of the share payout of each grant. There is a third market-based element, representing 25% of the total grant, which measures the Company’s common stock return relative to peers over the performance period. The ultimate delivery of shares will occur in 2012 and 2013 for the 2009 and 2010 grants, respectively. Total payouts are based on actual performance in relation to these goals.
Working capital incentive plan: In 2010, the Company initiated a bonus program under its 2009 Long Term Incentive Plan. The program provides executives the opportunity to receive stock in the event certain working capital turn objectives are achieved by June of 2013 and are sustained for a period of at least six months. The ultimate issuances of shares, if any, will be determined based on achievement of objectives during the performance period.
Expense recognized for the various performance-contingent grants amounted to $10.3 million in 2010, $3.4 million in 2009 and $1.9 million in 2008. With the exception of the market-based award, in the event performance goals are not met compensation cost is not recognized and any previously recognized compensation cost is reversed.
A summary of the activity pertaining to the maximum number of shares that may be issued is as follows:

		Weighted Average
		Grant
	Share Units	Date Fair Value
Non-vested at January 2, 2010	721,648	$33.88
Granted	571,724	48.56
Vested	—	—
Forfeited	(216,882)	44.22

Non-vested at January 1, 2011	1,076,490	$39.59

EQUITY OPTION In November 2010, the Company purchased from financial institutions over the counter 5-year capped call options on 8.43 million shares of its common stock for an aggregate premium of $50.3 million, or an average of $5.97 per option. In accordance with ASC 815-40 the premium paid was recorded as a reduction to equity. The gain or loss on the options will depend on the actual market price of the Company’s stock on exercise dates which occur in December 2015. The contracts for each of the three series of options generally provide that the options may, at the Company’s election, be cash settled, physically settled or net-share settled (the default settlement method). Each series of options has various expiration dates within the month of December 2015. The options will be automatically exercised if the market price of the Company’s common stock on the relevant expiration date is greater than the applicable lower strike price (i.e. the options are “in-the-money”). If the market price of the Company’s common stock at the expiration date is below the applicable lower strike price, the relevant options will expire with no value. If the market price of the Company’s common stock on the relevant expiration date is between the applicable lower and upper strike prices, the value per option to the Company will be the then-current market price less that lower strike price. If the market price of the Company’s common stock is above the applicable upper strike price, the value per option to the Company will be the difference between the applicable upper strike price and lower strike price. The aggregate fair value of the options at January 1, 2011 was $51.2 million.
A summary of the capped call (equity options) issued is as follows:

			(Per Share)
	Original Number	Net Premium	Initial Lower	Initial Upper
Series	of Options	Paid (In millions)	Strike Price	Strike Price
Series I	2,811,041	$16.8	$75.00	$97.95
Series II	2,811,041	$16.8	$75.00	$97.95
Series III	2,811,041	$16.7	$75.00	$97.95

	8,433,123	$50.3	$75.00	$97.95
In January 2009, the Company purchased from financial institutions over the counter 15 month capped call options, subject to adjustments for standard anti-dilution provisions, on 3 million shares of its common stock for an aggregate premium of $16.4 million, or an average of $5.47 per option. The purpose of the capped call options is to reduce share price volatility on potential future share repurchases by establishing the prices at which the Company may elect to repurchase 3 million shares in the 15 month term. In accordance with ASC 815-40 the premium paid was recorded as a reduction to Shareowners’ equity. The contracts for each of the three series of options generally provide that the options may, at the Company’s election, be cash settled, physically settled or net-share settled (the default settlement method). Each series of options had various expiration dates within the month of March 2010.
In 2009, the Company and counterparties to the transaction agreed to terminate 2,886,629 options. Of these terminations, 886,629 were cash settled using an average share price of $41.29, resulting in a $7.2 million cash receipt and 2,000,000 options were net-share settled in 1.0 million tranches using an average share price of $49.67 and $49.32, respectively. These terminations resulted in 513,277 shares being delivered to the Company which was recorded to Shareowners’ equity. Because the market price of the Company’s common stock was above the applicable upper strike price, the value per option to the Company was the difference between the applicable upper strike price and lower strike price. The remaining 113,371 options were automatically exercised and net-share settled in March 2010 using an average share price of $58.76 and a fair value of $1,673,265.
K. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Accumulated other comprehensive income (loss) at the end of each fiscal year was as follows:

(Millions of Dollars)	2010	2009	2008
Currency translation adjustment	$29.1	$15.1	$(67.2)
Pension loss, net of tax	(62.5)	(84.6)	(83.0)
Fair value of net investment hedge effectiveness, net of tax	(32.7)	(11.8)	(6.6)
Fair value of cash flow hedge effectiveness, net of tax	(50.2)	4.8	4.8

Accumulated other comprehensive loss	$(116.3)	$(76.5)	$(152.0)

L. EMPLOYEE BENEFIT PLANS
EMPLOYEE STOCK OWNERSHIP PLAN (“ESOP”) Most U.S. employees, aside from Black & Decker employees, may contribute from 1% to 15% of their eligible compensation to a tax-deferred 401(k) savings plan, subject to restrictions under tax laws. Employees generally direct the investment of their own contributions into various investment funds. In 2010 and 2008, an employer match benefit was provided under the plan equal to one-half of each employee’s tax-deferred contribution up to the first 7% of their compensation. In 2009, an employer match benefit was provided under the plan equal to one-quarter of each employee’s tax-deferred contribution up to the first 7% of their compensation. Participants direct the entire employer match benefit such that no participant is required to hold the Company’s common stock in their 401(k) account. The employer match benefit totaled $8.8 million, $3.9 million and $10.4 million, in 2010, 2009 and 2008, respectively. In addition to the regular employer match, in 2009 the Company made an additional $0.9 million contribution to employees’ accounts based on 2009 forfeitures and a surplus resulting from appreciation of the Company’s share value.
In addition, approximately 3,300 U.S. salaried and non-union hourly employees are eligible to receive a non-contributory benefit under the Cornerstone plan. Cornerstone benefit allocations range from 3% to 9% of eligible employee compensation based on age. Approximately 1,100 U.S. employees are eligible to receive an additional average 1.6% contribution actuarially designed to replace previously curtailed pension benefits. Allocations for benefits earned under the Cornerstone plan, which were suspended in 2009, were $13.7 million in 2010 and $15.6 million in 2008. Assets held in participant Cornerstone accounts are invested in target date retirement funds which have an age-based allocation of investments.
Shares of the Company’s common stock held by the ESOP were purchased with the proceeds of external borrowings in 1989 and borrowings from the Company in 1991 (“1991 internal loan”). The external ESOP borrowings, which were fully repaid in 2009, were guaranteed by the Company and were included in Long-term debt. Shareowners’ equity reflects a reduction equal to the cost basis of unearned (unallocated) shares purchased with the internal and the external borrowings.
The Company accounts for the ESOP under ASC 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans”. Net ESOP activity recognized is comprised of the cost basis of shares released, the cost of the aforementioned Cornerstone and 401(k) match defined contribution benefits, interest expense on the external 1989 borrowing, less the fair value of shares released and dividends on unallocated ESOP shares. The Company’s net ESOP activity resulted in expense of $3.4 million in 2010, income of $8.0 million in 2009 and expense of $10.6 million in 2008. ESOP expense is affected by the market value of the Company’s common stock on the monthly dates when shares are released. The market value of shares released averaged $58.56 per share in 2010, $39.37 per share in 2009 and $43.65 per share in 2008.
Unallocated shares are released from the trust based on current period debt principal and interest payments as a percentage of total future debt principal and interest payments. Dividends on both allocated and unallocated shares may be used for debt service and to credit participant accounts for dividends earned on allocated shares. Dividends paid on the shares acquired with the 1991 internal loan were used solely to pay internal loan debt service in all periods. Dividends on ESOP shares, which are charged to shareowners’ equity as declared, were $9.7 million in 2010, $10.3 million in 2009 and $9.7 million in 2008, net of the tax benefit which is recorded within equity. Dividends on ESOP shares were utilized entirely for debt service in all years. Interest costs incurred by the ESOP on the 1989 external debt, which matured in 2009, amounted to $0.2 million in 2008 and were nominal in 2009. Interest costs incurred by the ESOP on the 1991 internal loan, which have no earnings impact, were $7.6 million, $8.1 million and $8.4 million for 2010, 2009 and 2008, respectively. Both allocated and unallocated ESOP shares are treated as outstanding for purposes of computing earnings per share. As of January 1, 2011, the cumulative number of ESOP shares allocated to participant accounts was 11,550,815, of which participants held 2,844,002 shares, and the number of unallocated shares was 4,014,241. At January 1, 2011, there were 31,553 released shares in the ESOP trust holding account pending allocation. The Company made cash contributions totaling $1.3 million in 2010, $11.4 million in 2009 and $15.6 million in 2008.
PENSION AND OTHER BENEFIT PLANS — The Company sponsors pension plans covering most domestic hourly and certain executive employees, and approximately 16,400 foreign employees. Benefits are generally based on salary and years of service, except for U.S. collective bargaining employees whose benefits are based on a stated amount for each year of service.
The Company contributes to multi-employer plans for certain collective bargaining U.S. employees. In addition, various other defined contribution plans are sponsored worldwide, including a tax-deferred 401(k) savings plan covering substantially all Black & Decker U.S. employees. The expense for such defined contribution plans, aside from the earlier discussed ESOP plans, follows:

(Millions of Dollars)	2010	2009	2008
Multi-employer plan expense	$0.6	$0.5	$0.6
Other defined contribution plan expense	$16.4	$3.3	$5.0
Both the defined contribution expense and the net periodic pension expense increased significantly in 2010 as compared to the prior years due to the Merger.

The components of net periodic pension expense are as follows:

	U.S. Plans			Non-U.S. Plans
(Millions of Dollars)	2010	2009	2008	2010	2009	2008
Service cost	$18.1	$2.6	$2.7	$12.8	$3.8	$4.7
Interest cost	61.2	9.8	9.8	44.7	13.3	15.4
Expected return on plan assets	(52.5)	(6.7)	(10.3)	(39.8)	(14.9)	(19.0)
Amortization of prior service cost	1.0	1.2	1.4	0.2	0.1	0.1
Transition amount amortization	—	—	—	0.1	0.1	0.1
Actuarial loss amortization	2.0	2.9	—	4.1	2.4	3.9
Settlement /curtailment loss (gain)	(9.1)	1.2	—	(2.3)	(1.7)	1.0

Net periodic pension expense	$20.7	$11.0	$3.6	$19.8	$3.1	$6.2

The Company provides medical and dental benefits for certain retired employees in the United States. Approximately 9,300 participants are covered under these plans. Net periodic post-retirement benefit expense was comprised of the following elements:

	Other Benefit Plans
(Millions of Dollars)	2010	2009	2008
Service cost	$1.3	$0.8	$1.0
Interest cost	4.6	1.3	1.4
Amortization of prior service cost	(0.2)	(0.2)	(0.2)
Actuarial loss amortization	(0.1)	(0.1)	(0.3)
Settlement /curtailment gain	(7.2)	—	—

Net periodic pension expense (income)	$(1.6)	$1.8	$1.9

Changes in plan assets and benefit obligations recognized in other comprehensive income in 2010 are as follows:

(Millions of Dollars)	2010
Current year actuarial loss	$47.5
Amortization of actuarial loss	(64.6)
Current year prior service credit	(8.7)
Amortization of prior service costs	(1.6)
Amortization of transition obligation	(0.1)
Currency /other	(1.7)

Total gain recognized in other comprehensive income (pre-tax)	$(29.2)

The amounts in Accumulated other comprehensive loss expected to be recognized as components of net periodic benefit costs during 2011 total $5.8 million, representing amortization of $5.6 million of actuarial loss, $0.1 million of prior service cost, and $0.1 million of transition obligation.
The changes in the pension and other post-retirement benefit obligations, fair value of plan assets, as well as amounts recognized in the Consolidated Balance Sheets, are shown below:

	U.S. Plans		Non-U.S. Plans		Other Benefits
	2010	2009	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at end of prior year	$176.1	$166.9	$256.6	$217.2	$23.0	$23.0
Service cost	18.1	2.6	12.8	3.8	1.3	0.8
Interest cost	61.2	9.8	44.7	13.3	4.6	1.3
Settlements/curtailments	(65.6)	0.4	(14.1)	(6.9)	(11.0)	—
Actuarial loss	81.6	5.5	13.0	20.1	3.9	0.7
Plan amendments	2.0	0.3	3.3	—	(13.9)	—
Foreign currency exchange rates	—	—	9.3	22.6	0.2	—
Participant contributions	—	—	0.8	—	—	—
Acquisitions, divestitures and other	1,181.7	0.3	706.6	1.1	90.4	—
Benefits paid	(64.6)	(9.7)	(45.9)	(14.6)	(11.6)	(2.8)

Benefit obligation at end of year	$1,390.5	$176.1	$987.1	$256.6	$86.9	$23.0

Change in plan assets
Fair value of plan assets at end of prior year	$108.7	$90.5	$210.8	$174.9	$—	$—
Actual return on plan assets	86.9	21.0	51.2	26.8	—	—
Participant contributions	—	—	0.8	—	—	—

	U.S. Plans		Non-U.S. Plans		Other Benefits
	2010	2009	2010	2009	2010	2009
Employer contributions	212.6	6.9	52.4	7.7	11.6	2.8
Settlements	—	—	(7.3)	(4.6)	—	—
Foreign currency exchange rate changes	—	—	11.0	20.2	—	—
Acquisitions, divestitures and other	688.5	—	446.1	0.2	—	—
Benefits paid	(64.6)	(9.7)	(45.9)	(14.6)	(11.6)	(2.8)

Fair value of plan assets at end of plan year	$1,032.1	$108.7	$719.1	$210.8	$—	$—

Funded status — assets less than benefit obligation	$(358.4)	$(67.4)	$(268.0)	$(45.8)	$(86.9)	$(23.0)
Unrecognized prior service cost (credit)	5.4	4.8	3.3	0.4	(14.6)	(0.9)
Unrecognized net actuarial loss	24.9	35.7	70.9	79.1	1.4	1.2
Unrecognized net transition liability	—	—	0.4	0.6	—	—

Net amount recognized	$(328.1)	$(26.9)	$(193.4)	$34.3	$(100.1)	$(22.7)

Amounts recognized in the Consolidated Balance Sheets
Prepaid benefit cost (non-current)	$0.2	$—	$4.8	$4.4	$—	$—
Current benefit liability	(56.9)	(2.7)	(8.1)	(1.2)	(10.5)	(2.0)
Non-current benefit liability	(301.7)	(64.7)	(264.7)	(49.0)	(76.4)	(21.0)

Net liability recognized	$(358.4)	$(67.4)	$(268.0)	$(45.8)	$(86.9)	$(23.0)

Accumulated other comprehensive loss (pre-tax):
Prior service cost (credit)	$5.4	$4.8	$3.3	$0.4	$(14.6)	$(0.9)
Actuarial loss	24.9	35.7	70.9	79.1	1.4	1.2
Transition liability	—	—	0.4	0.6	—	—

	$30.3	$40.5	$74.6	$80.1	$(13.2)	$0.3

Net amount recognized	$(328.1)	$(26.9)	$(193.4)	$34.3	$(100.1)	$(22.7)

During the fourth quarter of 2010, certain Black & Decker U.S. and U.K pension plans, as well as the U.S. retiree health benefit plan were curtailed resulting in curtailment gains of $20 million as disclosed in the tables above. In 2010, the increase in the U.S. projected benefit obligation from actuarial losses primarily pertains to the discount rate used to measure the pension liabilities along with investment experience for the largest Black & Decker plan; these actuarial losses were largely recognized as part of the curtailment impact recorded for the plan such that there is no significant impact on the ending projected benefit obligation.
The accumulated benefit obligation for all defined benefit pension plans was $2,334.8 million at January 1, 2011 and $412.1 million at January 2, 2010. Information regarding pension plans in which accumulated benefit obligations exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2010	2009	2010	2009
Projected benefit obligation	$1,376.7	$176.1	$927.5	$215.9
Accumulated benefit obligation	$1,373.9	$174.7	$890.7	$200.9
Fair value of plan assets	$1,018.1	$108.7	$655.8	$165.7
Information regarding pension plans in which projected benefit obligations (inclusive of anticipated future compensation increases) exceed plan assets follows:

	U.S. Plans		Non-U.S. Plans
(Millions of Dollars)	2010	2009	2010	2009
Projected benefit obligation	$1,376.7	$176.1	$943.0	$215.9
Accumulated benefit obligation	$1,373.9	$174.7	$904.5	$200.9
Fair value of plan assets	$1,018.1	$108.7	$670.2	$165.7
The major assumptions used in valuing pension and post-retirement plan obligations and net costs were as follows:

	Pension Benefits						Other Benefits
	U.S. Plans			Non-U.S. Plans			U.S. Plans
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Weighted-average assumptions used to determine benefit obligations at year end:
Discount rate	5.25%	5.75%	6.0%	5.25%	5.75%	6.0%	4.5%	5.5%	6.25%
Rate of compensation increase	6.0%	6.0%	6.0%	4.0%	4.25%	3.5%	3.75%	4.0%	4.0%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.75%	6.0%	6.5%	5.75%	6.0%	5.5%	5.50%	6.25%	6.25%
Rate of compensation increase	3.75%	6.0%	6.0%	4.25%	3.5%	3.75%	4.0%	4.0%	4.0%
Expected return on plan assets	7.5%	7.5%	8.0%	6.75%	6.75%	7.5%	—	—	—

The expected long-term rate of return on plan assets is determined considering the returns projected for the various asset classes and the relative weighting for each asset class as reflected in the target asset allocation below. In addition the Company considers historical performance, the opinions of outside actuaries and other data in developing the return assumption. The Company expects to use a weighted-average long-term rate of return assumption of 7.0% for both the U.S. and the non-U.S. plans in the determination of fiscal 2011 net periodic benefit expense.
PENSION PLAN ASSETS — Plan assets are invested in equity securities, government and corporate bonds and other fixed income securities, money market instruments and insurance contracts. The Company’s worldwide asset allocations at January 1, 2011 and January 2, 2010 by asset category and the level of the valuation inputs within the fair value hierarchy established by ASC 820 are as follows:

Asset Category	2010	Level 1	Level 2
Cash and cash equivalents	$18.1	$1.2	$16.9
Equity securities
U.S. equity securities	513.2	7.2	506.0
Foreign equity securities	513.4	24.6	488.8
Fixed income securities
Government securities	281.9	9.0	272.9
Corporate securities	285.9	16.1	269.8
Mortgage-backed securities	78.0	18.4	59.6
Insurance contracts	31.4	—	31.4
Other	29.3	—	29.3

Total	$1,751.2	$76.5	$1,674.7

Asset Category	2009	Level 1	Level 2
Cash and cash equivalents	$3.0	$3.0	$—
Equity securities
U.S. equity securities	69.4	6.6	62.8
Foreign equity securities	125.8	23.1	102.7
Fixed income securities
Government securities	62.4	23.8	38.6
Corporate securities	42.7	18.7	24.0
Insurance contracts	16.2	—	16.2

Total	$319.5	$75.2	$244.3

U.S. and foreign equity securities primarily consist of companies with large market capitalizations and to a small extent mid and small capitalization securities. Government securities consist of U.S. Treasury securities and foreign government securities with deminimus default risk. Corporate fixed income securities include publicly traded U.S. and foreign investment grade and high yield securities. Mortgage-backed securities predominantly consist of U.S. holdings. Assets held in insurance contracts are invested in the general asset pools of the various insurers, mainly debt and equity securities with guaranteed returns. Other investments include diversified private equity holdings.
The Company’s investment strategy for pension plan assets includes diversification to minimize interest and market risks, and generally does not involve the use of derivative financial instruments. Plan assets are rebalanced periodically to maintain target asset allocations. Currently, the Company’s target allocations include 50%-65% in equity securities, 35%-50% in fixed income securities and up to 10% in other securities. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium term benefit payments is ensured.
CONTRIBUTIONS The Company’s funding policy for its defined benefit plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. The Company expects to contribute approximately $140 million to its pension and other post-retirement benefit plans in 2011.

EXPECTED FUTURE BENEFIT PAYMENTS Benefit payments, inclusive of amounts attributable to estimated future employee service, are expected to be paid as follows over the next 10 years:

(Millions of Dollars)	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Years 6-10
Future payments	$1,563.1	$188.7	$150.7	$149.9	$153.3	$153.5	$767.0
These benefit payments will be funded through a combination of existing plan assets and amounts to be contributed in the future by the Company.
HEALTH CARE COST TRENDS The weighted average annual assumed rate of increase in the per-capita cost of covered benefits (i.e., health care cost trend rate) is assumed to be 8.5% for 2011, reducing gradually to 4.5% by 2028 and remaining at that level thereafter. A one percentage point change in the assumed health care cost trend rate would affect the post-retirement benefit obligation as of January 1, 2011 by approximately $3 million and would have an immaterial effect on the net periodic post-retirement benefit cost.
M. FAIR VALUE MEASUREMENTS
ASC 820 defines, establishes a consistent framework for measuring, and expands disclosure requirements about fair value. ASC 820 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
Level 1 — Quoted prices for identical instruments in active markets.
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs and significant value drivers are observable.
Level 3 — Instruments that are valued using unobservable inputs.
The Company holds various derivative financial instruments that are employed to manage risks, including foreign currency and interest rate exposures. These financial instruments are carried at fair value and are included within the scope of ASC 820. The Company determines the fair value of derivatives through the use of matrix or model pricing, which utilizes verifiable inputs such as market interest and currency rates. When determining the fair value of these financial instruments for which Level 1 evidence does not exist, the Company considers various factors including the following: exchange or market price quotations of similar instruments, time value and volatility factors, the Company’s own credit rating and the credit rating of the counter-party.
The following table presents the Company’s financial assets and liabilities that are measured at fair value on a recurring basis for each of the hierarchy levels (millions of dollars):

	Total Carrying
	Value	Level 1	Level 2	Level 3
January 1, 2011:
Derivative assets	$55.0	$—	$55.0	$—
Derivatives liabilities	$115.7	$—	$115.7	$—
Money market fund	$716.7	$716.7	$—	$—
January 2, 2010:
Derivative assets	$33.3	$—	$33.3	$—
Derivatives liabilities	$84.7	$—	$84.7	$—
Money market fund	$210.8	$210.8	$—	$—
The following table presents the fair value and the hierarchy levels, for assets and liabilities that were measured at fair value on a non-recurring basis during 2010 (millions of dollars):

	Carrying Value
	January 1,				Total Losses
	2011	Level 1	Level 2	Level 3	Year to Date
Long-lived assets held and used	$33.5	$—	$—	$33.5	$(24.0)

In accordance with the provisions of ASC 820, long-lived assets with a carrying amount of $57.5 million were written down to $33.5 million fair value (approximately $30 million of which is included in the CDIY segment) during the year ended January 1, 2011. This was a result of restructuring-related asset impairments more fully described in Note O, Restructuring and Asset Impairments. Fair value for these impaired production assets was based on the present value of discounted cash flows. This included an estimate for future cash flows as production activities are phased out as well as auction values (prices for similar assets) for assets where use has been discontinued or future cash flows are minimal.
A summary of the Company’s financial instruments carrying and fair values at January 1, 2011 and January 2, 2010 follows. Refer to Note I, Derivative Financial Instruments for more details regarding derivative financial instruments, and Note H, Long-Term Debt and Financing Arrangements for more information regarding carrying values of the Long-term debt shown below.

	2010		2009
	Carrying	Fair	Carrying	Fair
(millions of dollars), (asset)/liability	Value	Value	Value	Value
Long-term debt, including current portion	$3,434.2	$3,607.1	$1,292.7	$1,282.3
Derivative assets	$(55.0)	$(55.0)	$(33.3)	$(33.3)
Derivative liabilities	$115.7	$115.7	$84.7	$84.7
The fair values of Long-term debt instruments are estimated using a discounted cash flow analysis, based on the Company’s marginal borrowing rates. The fair values of foreign currency and interest rate swap agreements, comprising the derivative assets and liabilities in the table above, are based on current settlement values.
As discussed in Note B, Accounts and Financing Receivable, the Company has a deferred purchase price receivable related to sales of trade receivables. The deferred purchase price receivable will be repaid in cash as receivables are collected, generally within 30 days, and as such the carrying value of the receivable approximates fair value.
N. OTHER COSTS AND EXPENSES
Other-net is primarily comprised of intangible asset amortization expense (See Note F Goodwill and Other Intangible Assets for further discussion), currency impact, environmental expense and merger and acquisition-related charges primarily consisting of transaction costs, partially offset by pension curtailments and settlements.
Research and development costs, which are classified in SG&A, were $131.4 million, $18.3 million and $25.4 million for fiscal years 2010, 2009 and 2008, respectively.
O. RESTRUCTURING AND ASSET IMPAIRMENTS
At January 1, 2011, restructuring reserves totaled $101.2 million. A summary of the restructuring reserve activity from January 2, 2010 to January 1, 2011 is as follows (in millions):

			Net
	1/2/10	Acquisitions	Additions	Usage	Currency	1/1/11
2010 Actions
Severance and related costs	$—	$—	$205.8	$(124.6)	$0.5	$81.7
Asset impairments	—	—	24.0	(24.0)	—	—
Facility closure	—	—	2.7	(1.1)	—	1.6
Other	—	—	7.0	(6.0)	0.1	1.1

Subtotal 2010 actions	—	—	239.5	(155.7)	0.6	84.4

Pre-2010 Actions
Severance and related costs	44.3	3.5	(0.9)	(27.1)	(3.7)	16.1
Asset impairments	—	—	—	—	—	—
Facility closure	1.9	—	3.9	(5.1)	—	0.7
Other	0.2	—	0.1	(0.3)	—	—

Subtotal Pre-2010 actions	46.4	3.5	3.1	(32.5)	(3.7)	16.8

Total	$46.4	$3.5	$242.6	$(188.2)	$(3.1)	$101.2

2010 Actions: During 2010, the Company recognized $224.3 million of restructuring charges and asset impairments associated with the Black & Decker merger and acquisition of SSDS. Of those charges, $194.4 million relates to severance charges associated with the reduction of 3,000 employees, $20.2 million relates to asset impairments, $2.7 million relates to facility closure costs, and $7.0 million represents other charges.
In addition, the Company continued to initiate cost reduction actions in 2010 that were not associated with the Black & Decker merger and SSDS acquisition, resulting in severance and related charges of $11.4 million pertaining to the reduction of approximately 300 employees, and asset impairment charges of $3.8 million.
Of the $239.5 million recognized for these 2010 actions, $155.7 million has been utilized to date, with $84.4 million of reserves remaining as of January 1, 2011, the majority of which are expected to be utilized in 2011. Usage includes $15.0 million the majority of which ultimately will entail cash payment in a future period as it relates to a defined benefit plan for severed Black & Decker executives which is classified in Post-Retirement Benefits on the Consolidated Balance Sheet.
Pre-2010 Actions: During 2009 and 2008 the Company initiated cost reduction actions in various businesses in response to sales volume declines associated with the economic recession. Charges recognized in 2010 associated with these initiatives amounted to $3.1 million.
As of January 2, 2010, the reserve balance related to these pre-2010 actions totaled $46.4 million. As a result of the Merger and the acquisition of SSDS, the Company has assumed $3.5 million of restructuring reserves recorded by those companies prior to the Merger and acquisition.
Utilization of the reserve balance related to Pre-2010 actions, including usage of those reserves acquired as part of the Merger, was $32.5 million in 2010. The remaining reserve balance of $16.8 million is expected to be utilized predominantly in 2011.
Segments: The $242.6 million of charges recognized in 2010 includes: $126.4 million pertaining to the CDIY segment; $64.2 million pertaining to the Security segment; $12.2 million pertaining to the Industrial segment; and $39.8 million pertaining to non-operating entities.
In addition to the restructuring charges described in the preceding paragraphs, the Company recognized $21.4 million of restructuring-related costs in 2010 pertaining to the Merger. Those costs are classified in Cost of Sales and include accelerated depreciation and other charges associated with facility closures.
P. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS
The Company classifies its business into three reportable segments, which also represent its operating segments: Construction & Do It Yourself (“CDIY”), Security, and Industrial.
The CDIY segment manufactures and markets hand tools, corded and cordless electric power tools and equipment, lawn and garden products, consumer portable power products, home products, accessories and attachments for power tools, plumbing products, consumer mechanics tools, storage systems, and pneumatic tools and fasteners. These products are sold to professional end users, distributors, and consumers, and are distributed through retailers (including home centers, mass merchants, hardware stores, and retail lumber yards).
The Security segment provides access and security solutions primarily for consumers, retailers, educational, financial and healthcare institutions, as well as commercial, governmental and industrial customers. The Company provides an extensive suite of mechanical and electronic security products and systems, and a variety of security services. These include security integration systems, software, related installation, maintenance, monitoring services, automatic doors, door closers, electronic keyless entry systems, exit devices, healthcare storage and supply chain solutions, patient protection products, hardware (including door and cabinet knobs and hinges, door stops, kick plates, house numbers, gate hardware, cabinet pulls, hooks, braces and shelf brackets), locking mechanisms, electronic keyless entry systems, keying systems, tubular and mortise door locksets. Security products are sold primarily on a direct sales basis, and in certain instances, through third party distributors.
The Industrial segment manufactures and markets professional industrial and automotive mechanics tools and storage systems, metal and plastic fasteners and engineered fastening systems, hydraulic tools and accessories, and specialty tools. These products are sold to industrial customers including automotive, transportation, electronics, aerospace, machine tool and appliance industries and distributed through third party distributors as well as through direct sales forces. As discussed in Note E, Merger and Acquisitions, in July 2010 the Company completed the acquisition of CRC-Evans which is a full line supplier of specialized tools, equipment and services used in the construction of large diameter oil and natural gas transmission pipelines. CRC-Evans also sells and rents custom pipe handling and joint welding and coating equipment used in the construction of large and small diameter pipelines. CRC-Evans’ operations are presented within the Industrial segment and reflect activity since the acquisition date.
As discussed in Note E, Merger and Acquisitions, the Company merged with Black & Decker at the close of business on March 12, 2010. The Black & Decker businesses were assessed and integrated into the Company’s existing reportable segments. The legacy Black & Decker segments, Power Tools and Accessories, Hardware & Home Improvement (“HHI”) and Fastening and Assembly Systems, were integrated into the Company’s CDIY, Security and Industrial segments, respectively, with the Pfister plumbing products business which was formerly part of HHI included in the CDIY segment. The results of Black & Decker’s operations are presented within each of these segments and reflect activity since the merger date.
The Company utilizes segment profit, which is defined as net sales minus cost of sales and SG&A inclusive of the provision for doubtful accounts (aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, interest income, interest expense, other-net (inclusive of intangible asset amortization expense), restructuring, and income tax expense. Refer to Note O, Restructuring and Asset Impairments for the amount of restructuring charges and asset impairments by segment, and to Note F, Goodwill and Other Intangible Assets for intangible amortization expense by segment. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and cost for certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Transactions between segments are not material. Segment assets primarily include accounts receivable, inventory, other current assets, property, plant and equipment, intangible assets and other miscellaneous assets.
Corporate assets and unallocated assets are cash and deferred income taxes. Geographic net sales and long-lived assets are attributed to the geographic regions based on the geographic location of each Company subsidiary.
The following information excludes the CST/berger laser leveling and measuring business, as well as three other smaller businesses, which are classified as discontinued operations as disclosed in Note T, Discontinued Operations, unless otherwise noted. Further, the Company has changed its reporting of segment information to reflect the current management of certain industrial end customers from its CDIY segment to Industrial segment. The accompanying financial information reflects this change for all periods presented.
BUSINESS SEGMENTS

(Millions of Dollars)	2010	2009	2008
Net Sales
CDIY	$4,368.1	$1,258.1	$1,608.4
Security	2,112.9	1,560.2	1,497.2
Industrial	1,928.6	918.8	1,320.6

Consolidated	$8,409.6	$3,737.1	$4,426.2

Segment Profit
CDIY	$458.6	$141.0	$174.2
Security	306.0	307.0	268.7
Industrial	259.8	102.4	180.7

Segment Profit	1,024.4	550.4	623.6
Corporate overhead	(244.5)	(70.5)	(59.8)
Other-net	(199.6)	(139.1)	(111.6)
Restructuring charges and asset impairments	(242.6)	(40.7)	(85.5)
Gain on debt extinguishment	—	43.8	9.4
Interest income	9.4	3.1	9.2
Interest expense	(110.0)	(63.7)	(92.1)

Earnings from continuing operations before income taxes	$237.1	$283.3	$293.2

Capital and Software Expenditures
CDIY	$98.2	$38.7	$49.3
Security	41.1	33.6	52.6
Industrial	46.2	21.1	38.5

(Millions of Dollars)	2010	2009	2008
Discontinued operations	—	—	0.4

Consolidated	$185.5	$93.4	$140.8

Depreciation and Amortization
CDIY	$115.4	$41.2	$42.2
Security	158.1	131.9	108.6
Industrial	75.2	27.0	30.3
Discontinued operations	—	—	1.9

Consolidated	$348.7	$200.1	$183.0

Segment Assets
CDIY	$7,417.6	$819.5
Security	3,496.3	2,430.9
Industrial	3,209.3	1,069.1

	14,123.2	4,319.5
Corporate assets	1,016.2	449.6

Consolidated	$15,139.4	$4,769.1

Sales to the Home Depot were 14%, 14% and 13% of the CDIY segment net sales in 2010, 2009 and 2008, respectively, and 10% of the Security segment net sales in 2010. Sales to Lowes were 14% of the CDIY segment net sales and 10% of the Security segment net sales in 2010.
The Company recorded $173.5 million in cost of sales for the year ended January 1, 2011 associated with the inventory step-up amortization stemming from the turn of acquired inventory which was recorded in purchase accounting at its fair value. The non-cash inventory step-up amortization reduced 2010 segment profit by $125.3 million in CDIY, $24.9 million in Security and $23.3 million in Industrial for the year ended January 1, 2011. Additionally, the Company recorded $21.4 million of facility closure-related and other charges associated with the merger and other 2010 acquisitions of $1.8 million in CDIY, $18.1 million in Security and $2.0 million in Industrial for the year ended January 1, 2011.
Corporate overhead for the year ended January 1, 2011 includes $81.0 million of charges pertaining primarily to certain merger-related executive compensation and Black & Decker integration costs.
GEOGRAPHIC AREAS

(Millions of Dollars)	2010	2009	2008
Net Sales
United States	$4,611.7	$2,168.0	$2,514.3
Canada	566.6	253.3	284.8
Other Americas	424.6	99.5	135.6
France	707.0	498.5	571.5
Other Europe	1,354.4	505.3	680.9
Asia	745.3	212.5	239.1

Consolidated	$8,409.6	$3,737.1	$4,426.2

Property, Plant & Equipment
United States	$520.0	$292.8
Canada	20.7	14.0
Other Americas	187.2	12.5
France	65.9	60.3
Other Europe	184.0	108.6
Asia	188.7	87.7

Consolidated	$1,166.5	$575.9

Q. INCOME TAXES
Significant components of the Company’s deferred tax assets and liabilities at the end of each fiscal year were as follows:

(Millions of Dollars)	2010	2009
Deferred tax liabilities:
Depreciation	$42.3	$63.8
Amortization of intangibles	778.8	153.2
Liability on undistributed foreign earnings	442.9	—

(Millions of Dollars)	2010	2009
Discharge of indebtedness	15.5	15.5
Inventories	19.0	4.7
Other	65.8	13.5

Total deferred tax liabilities	$1,364.3	$250.7
Deferred tax assets:
Employee benefit plans	$329.0	$79.0
Doubtful accounts	12.1	12.0
Accruals	147.2	12.1
Restructuring charges	30.1	13.0
Debt amortization	33.5	—
Operating and capital loss carry forwards	330.6	27.7
Other	47.7	53.2

Total deferred tax assets	$930.2	$197.0
Net Deferred Tax Liabilities before Valuation Allowance	$434.1	$53.7

Valuation allowance	$265.8	$24.4

Net Deferred Tax Liabilities after Valuation Allowance	$699.9	$78.1

Net operating loss carry forwards of $787.9 million as of January 1, 2011, are available to reduce future tax obligations of certain U.S. and foreign companies. The net operating loss carry forwards have various expiration dates beginning in 2011 with certain jurisdictions having indefinite carry forward periods. The U.S. federal capital loss carry forward of $85.1 million and U.S. foreign tax credit carry forwards of $11 million expire in 2015 and 2019, respectively.
A valuation allowance is recorded on certain deferred tax assets if it has been determined it is more likely than not that all or a portion of these assets will not be realized. We have recorded a valuation allowance of $265.8 million and $24.4 million for deferred tax assets existing as of January 1, 2011 and January 2, 2010, respectively. During 2010, the valuation allowance increased by $241.4 million principally due to the inclusion of Black & Decker during the year. The valuation allowance is primarily attributable to foreign and state net operating loss carry forwards and a U.S. federal capital loss carry forward.
The classification of deferred taxes as of January 1, 2011 and January 2, 2010 is as follows:

	2010		2009
	Deferred	Deferred	Deferred	Deferred
	Tax Asset	Tax Liability	Tax Asset	Tax Liability
Current	$(112.8)	$40.3	$(15.3)	$6.4
Non-current	(128.7)	901.1	(33.4)	120.4

Total	$(241.5)	$941.4	$(48.7)	$126.8

Income tax expense (benefit) attributable to continuing operations consisted of the following:

(Millions of Dollars)	2010	2009	2008
Current:
Federal	$(74.7)	$(1.0)	$27.0
Foreign	107.0	21.1	38.0
State	4.7	7.1	8.7

Total current	$37.0	$27.2	$73.7
Deferred:
Federal	$37.5	$34.4	$(0.9)
Foreign	(31.8)	(5.0)	2.8
State	(3.8)	(2.1)	(3.1)

Total deferred	1.9	27.3	(1.2)

Income taxes on continuing operations	$38.9	$54.5	$72.5

Net income taxes paid during 2010, 2009 and 2008 were $97.7 million, $58.6 million and $134.4 million, respectively. The 2010 amount includes U.S. Federal refunds of $77.4 million relating to an NOL carry back, an audit settlement and a prior year overpayment. During 2010, the Company had tax holidays in Thailand and China. Tax holidays resulted in a reduction of tax expense amounting to $2.9 million in 2010, $2.0 million in 2009 and $2.7 million in 2008. The tax holiday in Thailand expired during 2010 while the tax holiday in China expires between 2011 and 2015.
The reconciliation of the U.S. federal statutory income tax to the income taxes on continuing operations is as follows:

(Millions of Dollars)	2010	2009	2008
Tax at statutory rate	$83.0	$99.2	$102.6
State income taxes, net of federal benefits	1.4	4.7	5.2
Difference between foreign and federal income tax	(81.7)	(27.5)	(32.4)
Tax accrual reserve	7.3	(8.3)	2.5
Audit settlements	(36.0)	(8.8)	(3.0)
Unbenefited tax losses	12.4	—	1.2
Foreign dividends and related items	7.8	—	.5
Merger related amortization tax rate differential	8.7	—	—
Non-deductible merger related costs	50.1	4.9	—
Change in deferred tax liabilities on undistributed foreign earnings	(10.6)	—	—
Statutory income tax rate change	1.5	(0.1)	(0.4)
Other-net	(5.0)	(9.6)	(3.7)

Income taxes on continuing operations	$38.9	$54.5	$72.5

The components of earnings from continuing operations before income taxes consisted of the following:

(Millions of Dollars)	2010	2009	2008
United States	$(182.7)	$115.1	$94.8
Foreign	419.8	168.2	198.4

Earnings from continuing operations before income taxes	$237.1	$283.3	$293.2

Concurrent with the Merger, the Company has made a determination to repatriate $1,636.1 million of legacy Black & Decker foreign earnings, on which U.S. income taxes had not previously been provided. As a result of this repatriation decision, in conjunction with the purchase accounting under ASC 805, the Company has recorded deferred tax liabilities of approximately $442.9 million. All other undistributed foreign earnings of the Company at January 1, 2011, in the amount of $1,916.3 million, are considered to be permanently reinvested, consistent with the Company’s overall growth strategy internationally, including acquisitions and long-term financial objectives. No provision has been made for taxes that might be payable upon remittance of these undistributed foreign earnings and determination of the amount of any unrecognized deferred tax liability is not practical.
The Company’s liabilities for unrecognized tax benefits relate to U.S. and various foreign jurisdictions. The following table summarizes the activity related to the unrecognized tax benefits:

(Millions of Dollars)	2010	2009	2008
Balance at beginning of year	$30.3	$47.8	$49.1
Adjustment for 2010 Merger and acquisitions	318.1	—	—
Additions based on tax positions related to current year	18.4	1.4	5.6
Additions based on tax positions related to prior years	0.7	2.3	7.7
Reductions based on tax positions related to prior years	(36.3)	(10.6)	(5.9)
Settlements	(41.0)	(2.3)	—
Statute of limitations expirations	(16.6)	(8.3)	(8.7)

Balance at end of year	$273.6	$30.3	$47.8

The gross unrecognized tax benefits at January 1, 2011 and January 2, 2010 includes $228 million and $26.1 million, respectively, of tax benefits that, if recognized, would impact the effective tax rate. The liability for potential penalties and interest related to unrecognized tax benefits was decreased by $6.5 million in 2010, decreased by $1.2 million in 2009 and increased by $1.3 million in 2008. The liability for potential penalties and interest totaled $40.5 million as of January 1, 2011 and $4.4 million as of January 2, 2010. The Company classifies all tax-related interest and penalties as income tax expense. During the second quarter 2010, the Company recognized a tax benefit of $36 million attributable to a favorable settlement of certain tax contingencies, due to a change in facts and circumstances that did not exist at the acquisition date related to the resolution of a legacy Black & Decker income tax audit.
The Company considers many factors when evaluating and estimating our tax positions and the impact on income tax expense, which may require periodic adjustments and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of our unrecognized tax positions will significantly increase or decrease within the next 12 months. These changes may be the result of settlement of ongoing audits or final decisions in transfer pricing matters. At this time, an estimate of the range of reasonably possible outcomes is $3 million to $8 million.
The Company is subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities. For The Black & Decker Corporation, tax years 2004 and 2005 have been settled with the Internal Revenue Service as of January 1, 2011, tax years 2006 and 2007 are under current audit. For Stanley Black & Decker, Inc. tax years 2007 and forward remain subject to

Internal Revenue Service examination. The Company also files many state and foreign income tax returns in jurisdictions with varying statutes of limitations. Tax years 2007 and forward generally remain subject to examination by most state tax authorities. In significant foreign jurisdictions, tax years 2002 and forward generally remain subject to examination, while in Germany tax years 1999 and forward remain subject to examination.
R. COMMITMENTS AND GUARANTEES
COMMITMENTS — The Company has non-cancelable operating lease agreements, principally related to facilities, vehicles, machinery and equipment. Minimum payments have not been reduced by minimum sublease rentals of $1.8 million due in the future under non-cancelable subleases. Rental expense, net of sublease income, for operating leases was $157.0 million in 2010, $65.2 million in 2009 and $66.4 million in 2008.
Marketing and other commitments are comprised of: $51.1 million in marketing and advertising obligations, $7.8 million in utilities, $4.0 million in outsourcing and professional services and $8.9 million in other.
The following is a summary of the future commitments for operating lease obligations, material purchase commitments, outsourcing and other arrangements:

(Millions of Dollars)	Total	2011	2012	2013	2014	2015	Thereafter
Operating lease obligations	$309.1	$97.0	$72.9	$51.6	$32.7	$19.7	$35.2
Inventory purchase commitments	328.6	328.6	—	—	—	—	—
Marketing and other commitments	71.8	55.5	4.7	2.7	1.8	1.8	5.3

Total	$709.5	$481.1	$77.6	$54.3	$34.5	$21.5	$40.5

The Company has numerous assets, predominantly vehicles and equipment, under a one-year term U.S. master personal property lease. Residual value obligations under this master lease were $9.8 million at January 1, 2011 while the fair value of the underlying assets was approximately $11.3 million. The U.S. master personal property lease obligations are not reflected in the future minimum lease payments since the initial and remaining term does not exceed one year. The Company routinely exercises various lease renewal options and from time to time purchases leased assets for fair value at the end of lease terms.
The Company is a party to a synthetic lease for one of its major distribution centers. The program qualifies as an operating lease for accounting purposes, where only the monthly lease cost is recorded in earnings and the liability and value of underlying assets are off-balance sheet.
As of January 1, 2011, the estimated fair value of assets and remaining obligation for the property were $30.0 million and $25.5 million respectively.
GUARANTEES — The following is a summary of guarantees as of January 1, 2011:

		Maximum	Carrying
		Potential	Amount of
(Millions of Dollars)	Term	Payment	Liability
Financial guarantees as of January 1, 2011:
Guarantees on the residual values of leased properties	One to four years	$35.3	$—
Guarantee on the residual value of aircraft	Less than nine years	24.2	—
Standby letters of credit	Up to three years	59.7	—
Commercial customer financing arrangements	Up to six years	16.9	12.7

Total		$136.1	$12.7

The Company has guaranteed a portion of the residual value arising from its previously mentioned synthetic lease and U.S. master personal property lease programs. The lease guarantees aggregate $35.3 million while the fair value of the underlying assets is estimated at $41.3 million. The related assets would be available to satisfy the guarantee obligations and therefore it is unlikely the Company will incur any future loss associated with these lease guarantees.
The Company has issued $59.7 million in standby letters of credit that guarantee future payments which may be required under certain insurance programs.

The Company provides various limited and full recourse guarantees to financial institutions that provide financing to U.S. and Canadian Mac Tool distributors for their initial purchase of the inventory and truck necessary to function as a distributor. In addition, the Company provides limited and full recourse guarantees to financial institutions that extend credit to certain end retail customers of its U.S. Mac Tool distributors. The gross amount guaranteed in these arrangements is $16.9 million and the $12.7 million carrying value of the guarantees issued is recorded in debt and other liabilities as appropriate in the consolidated balance sheet.
The Company leases an aircraft under an operating lease that includes a $24.2 million residual value guarantee. The fair value of that aircraft is estimated at $39.5 million.
The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available.
Following is a summary of the warranty liability activity for the years ended January 1, 2011, January 2, 2010 and January 3, 2009:

(Millions of Dollars)	2010	2009	2008
Beginning balance	$67.4	$65.6	$63.7
Warranties and guarantees issued	88.5	18.5	21.8
Liability assumed in the Merger	58.2	—	—
Warranty payments	(92.8)	(21.0)	(22.8)
Acquisitions and other	(1.7)	4.3	2.9

Ending balance	$119.6	$67.4	$65.6

S. CONTINGENCIES
The Company is involved in various legal proceedings relating to environmental issues, employment, product liability, workers’ compensation claims and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel, as well as an actuary for risk insurance. Management believes that the ultimate disposition of these matters will not have a material adverse effect on operations or financial condition taken as a whole.
In connection with the Merger, the Company assumed certain commitments and contingent liabilities. Black & Decker was involved in lawsuits in the ordinary course of business, which primarily involve claims for damages arising out of the use of Black & Decker’s products and allegations of patent and trademark infringement. Black & Decker also was involved in litigation and administrative proceedings involving employment matters, commercial disputes, and income tax matters. Some of these lawsuits include claims for punitive as well as compensatory damages. Additionally, Black & Decker is a party to litigation and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Some of these assert claims for damages and liability for remedial investigations and clean-up costs with respect to sites that have never been owned or operated by Black & Decker but at which Black & Decker has been identified as a potentially responsible party. Other matters involve current and former manufacturing facilities.
The Environmental Protection Agency (“EPA”) has provided an affiliate of Black & Decker a “Notice of Potential Liability” related to environmental contamination found at the Centredale Manor Restoration Project Superfund site, located in North Providence, Rhode Island. The EPA has discovered a variety of contaminants at the site, including but not limited to, dioxins, polychlorinated biphenyls, and pesticides. The EPA alleged that an affiliate of Black & Decker is liable for site clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) as a successor to the liability of Metro-Atlantic, Inc., a former operator at the site, and demanded reimbursement of the EPA’s costs related to this site. The EPA released a draft Feasibility Study Report in May 2010, which identified and evaluated possible remedial alternatives for the site.
The estimated remediation costs related to this Centredale site (including the EPA’s past costs as well as costs of additional investigation, remediation, and related costs such as EPA’s oversight costs, less escrowed funds contributed by primary potentially responsible parties (PRPs) who have reached settlement agreements with the EPA), which the Company considers to be probable and reasonably estimable, range from approximately $68.3 million to $212.8 million, with no amount within that range representing a more likely outcome until such time as the EPA completes its remedy selection process for the site. The Company’s reserve for this environmental remediation matter of $68.3 million reflects the fact that the EPA considers Metro-Atlantic, Inc. to be a primary source of contamination at the site. The Company has determined that it is likely to contest the EPA’s claims with respect to this site. Further, to the extent that the Company agrees to perform or finance additional remedial activities at this site, it intends to seek participation or contribution from additional PRPs and insurance carriers. As the specific nature of the environmental remediation activities that may be mandated by the EPA at this site have not yet been determined, the ultimate remedial costs associated with the site may vary from the amount accrued by the Company at January 1, 2011.
The EPA and the Santa Ana Regional Water Quality Control Board have each initiated administrative proceedings against Black & Decker and certain of its current or former affiliates alleging that Black & Decker and numerous other defendants are responsible to investigate and remediate alleged groundwater contamination in and adjacent to a 160-acre property located in Rialto, California. The cities of Colton and Rialto, as well as Goodrich Corporation, also initiated lawsuits against Black & Decker and certain of its former or current affiliates in the Federal District Court for California, Central District alleging similar claims that Black & Decker is liable under CERCLA, the Resource Conservation and Recovery Act, and state law for the discharge or release of hazardous substances into the environment and the contamination caused by those alleged releases. The City of Colton also has a companion case in California State court, which is currently stayed for all purposes. Certain defendants in that case have cross-claims against other defendants and have asserted claims against the State of California. The administrative proceedings and the lawsuits generally allege that West Coast Loading Corporation (“WCLC”), a defunct company that operated in Rialto between 1952 and 1957, and an as yet undefined number of other defendants are responsible for the release of perchlorate and solvents into the groundwater basin, and that Black & Decker and certain of its current or former affiliates are liable as a “successor” of WCLC. The Company believes that neither the facts nor the law support an allegation that Black & Decker is responsible for the contamination and is vigorously contesting these claims.
The Company recognizes liabilities for contingent exposures when analysis indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can reasonably be estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount.
In the event that no amount in the range of probable loss is considered most likely, the minimum loss in the range is accrued. In the normal course of business, the Company is involved in various lawsuits and claims. In addition, the Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Also, the Company, along with many other companies, has been named as a PRP in a number of administrative proceedings for the remediation of various waste sites, including 36 active Superfund sites. Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of January 1, 2011 and January 2, 2010, the Company had reserves of $173.0 million and $29.7 million, respectively, for remediation activities associated with Company-owned properties, as well as for Superfund sites, for losses that are probable and estimable. Of the 2010 amount, $25.9 million is classified as current and $147.1 million as long-term which is expected to be paid over the estimated remediation period. The range of environmental remediation costs that is reasonably possible is $157 million to $349 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with policy.
The environmental liability for certain sites that have cash payments beyond the current year that are fixed or reliably determinable have been discounted using a rate of 2.0% to 4.6%, depending on the expected timing of disbursements. The discounted and undiscounted amount of the liability relative to these sites is $19.6 million and $32.5 million, respectively. The payments relative to these sites are expected to be $2.5 million in 2011, $3.2 million in 2012, $1.6 million in 2013, $1.6 million in 2014, $1.2 million in 2015 and $22.4 million thereafter.
The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on its financial position, results of operations or liquidity.

T. DISCONTINUED OPERATIONS
On July 25, 2008, the Company sold its CST/berger laser leveling and measuring business to Robert Bosch Tool Corporation for $195.6 million in cash and cumulatively has recognized an $81.1 million after-tax gain as a result of the sale. The Company sold three other smaller businesses during 2008 for total cash proceeds of $7.9 million and a total cumulative after-tax loss of $1.5 million. The net loss from discontinued operations in 2009 primarily related to the wind-down of one small divestiture and purchase price adjustments for CST/berger and other small businesses divested in 2008. Discontinued operations in 2008 reflect the gain recognized on the sale of CST/berger and one small business, as well as the operating results of the businesses prior to divestiture. The divestures of these businesses were made pursuant to the Company’s growth strategy which entails a reduction of risk associated with certain large customer concentrations and better utilization of resources to increase shareowner value.
CST/berger, which was formerly in the Company’s CDIY segment, manufactures and distributes surveying accessories as well as building and construction instruments primarily in the Americas and Europe. Two of the small businesses that were sold were part of the Security segment, while the third minor business was part of the Industrial segment.
In accordance with the provisions of ASC 360 “Impairment of Long-Lived Assets”, the results of operations of CST/berger and the three small businesses have been reported as discontinued operations. The operating results of the four divested businesses are summarized as follows:

(Millions of Dollars)	2010	2009	2008
Net sales	$—	$—	$60.8
Pretax (loss)/earnings	—	(5.8)	132.8
Income taxes (benefit)	—	(3.3)	44.9

Net (loss)/earnings from discontinued operations	$—	$(2.5)	$87.9

There were no significant assets or liabilities of the divested businesses classified as held for sale in the Consolidated Balance Sheets at January 1, 2011 and January 2, 2010.
U. PARENT AND SUBSIDIARY DEBT GUARANTEES
The following notes were issued by Stanley Black & Decker, Inc. (“Stanley”) and are fully and unconditionally guaranteed by The Black & Decker Corporation (“Black & Decker”), a 100% owned direct subsidiary of Stanley: 4.9% Notes due 2012; 6.15% Notes due 2013; and the 2040 Term Bonds (collectively, the “Stanley Notes”). The $320.0 million of Stanley’s convertible notes due May 2012 are not guaranteed by Black & Decker.
The following notes were issued by Black & Decker and are fully and unconditionally guaranteed by Stanley: 5.75% Notes due 2016; 8.95% Notes due 2014; 4.75% Notes due 2014; and 7.125% Notes due 2011 (collectively, the “Black & Decker Notes”).
The Stanley Notes and the Black & Decker Notes were issued under indentures attached as Exhibits to the Company’s Annual Report on Form 10-K. Each of the Black & Decker Notes and Black & Decker’s guarantee of the Stanley Notes rank equally with all of Black & Decker’s other unsecured and unsubordinated indebtedness. The Stanley Guarantees of the Black & Decker Notes are unsecured obligations of the Company, ranking equal in right of payment with all the Company’s existing and future unsecured and unsubordinated indebtedness.
The following tables, in accordance with Rule 3-10(e) of Regulation S-X for the Stanley Notes, and Rule 3-10(c) of Regulation S-X for the Black & Decker Notes, present the condensed consolidating balance sheets as of January 2, 2010 and January 1, 2011; the condensed consolidating statements of operations for the years ended January 1, 2011, January 2, 2010 and January 3, 2009; and the condensed consolidating statements of cash flows for the years ended January 1, 2011, January 2, 2010 and January 3, 2009. The condensed consolidated financial statements for the year ended January 1, 2011 include the results of Black & Decker from the Merger date. The 2009 comparative condensed consolidating financial statements reflect only the historical Stanley business. The Company has reclassified certain intercompany receivables to intercompany payables within each of The Black & Decker Corporation and Non-Guarantor Subsidiaries Balance Sheet at January 1, 2011. Additionally, the Company condensed the presentation of the goodwill and the other intangible assets. The effect of these reclassifications had no impact on the net assets of the entities.

Stanley Black & Decker, Inc.
Condensed Consolidating Statement of Operations
(Millions of Dollars)
Year Ended January 1, 2011

	Parent	The Black &
	Stanley Black &	Decker	Non-Guarantor
	Decker, Inc.	Corporation	Subsidiaries	Eliminations	Consolidated
NET SALES	$1,565.4	$—	$7,240.7	$(396.5)	$8,409.6
COSTS AND EXPENSES
Cost of sales	1,043.1	—	4,740.3	(322.6)	5,460.8
Selling, general and administrative	560.9	96.3	1,585.6	(73.9)	2,168.9
Other-net	38.4	(207.7)	368.9	—	199.6
Restructuring charges and asset impairments	25.4	91.3	125.9	—	242.6
Interest expense, net	56.0	89.5	(44.9)	—	100.6

	1,723.8	69.4	6,775.8	(396.5)	8,172.5

(Loss) earnings from continuing operations before income taxes (benefit) and equity in earnings of subsidiaries	(158.4)	(69.4)	464.9	—	237.1
Income taxes (benefit) on continuing operations before equity in earnings of subsidiaries	(35.6)	(29.2)	103.7	—	38.9
Equity in earnings of subsidiaries	321.0	162.7	—	(483.7)	—

Earnings (loss) from continuing operations	198.2	122.5	361.2	(483.7)	198.2
Less: Net earnings attributable to non-controlling interests	—	—	—	—	—

NET EARNINGS (LOSS) ATTRIBUTABLE TO STANLEY BLACK & DECKER, INC	$198.2	$122.5	$361.2	$(483.7)	$198.2

Stanley Black & Decker, Inc.
Condensed Consolidating Statement of Operations
(Millions of Dollars)
Year Ended January 2, 2010

	Parent
	Stanley Black &	Non-Guarantor
	Decker, Inc.	Subsidiaries	Eliminations	Consolidated
NET SALES	$1,433.4	$2,615.4	$(311.7)	$3,737.1
COSTS AND EXPENSES
Cost of sales	949.8	1,527.0	(248.0)	2,228.8
Selling, general and administrative	437.3	654.8	(63.7)	1,028.4
Other-net	(52.1)	147.4	—	95.3
Restructuring charges and asset impairments	20.7	20.0	—	40.7
Interest expense, net	55.0	5.6	—	60.6

	1,410.7	2,354.8	(311.7)	3,453.8

Earnings from continuing operations before income taxes and equity in earnings of subsidiaries	22.7	260.6	—	283.3
Income taxes on continuing operations before equity in earnings of subsidiaries	0.9	53.6	—	54.5
Equity in earnings of subsidiaries	207.0	—	(207.0)	—

Earnings (loss) from continuing operations	228.8	207.0	(207.0)	228.8
Less: Net earnings attributable to non-controlling interests	—	2.0	—	2.0

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS	228.8	205.0	(207.0)	226.8

NET LOSS FROM DISCONTINUED OPERATIONS	—	(2.5)	—	(2.5)

NET EARNINGS (LOSS) ATTRIBUTABLE TO STANLEY BLACK & DECKER, INC.	$228.8	$202.5	$(207.0)	$224.3

Stanley Black & Decker, Inc.
Condensed Consolidating Statement of Operations
(Millions of Dollars)
Year Ended January 3, 2009

	Parent
	Stanley Black &	Non-Guarantor
	Decker, Inc.	Subsidiaries	Eliminations	Consolidated
NET SALES	$1,822.2	$3,096.4	$(492.4)	$4,426.2
COSTS AND EXPENSES
Cost of sales	1,244.0	1,893.2	(382.4)	2,754.8
Selling, general and administrative	499.0	718.6	(110.0)	1,107.6
Other-net	20.5	81.7	—	102.2
Restructuring charges and asset impairments	23.1	62.4	—	85.5
Interest expense, net	77.8	5.1	—	82.9

	1,864.4	2,761.0	(492.4)	4,133.0

Earnings (loss) from continuing operations before income taxes and equity in earnings of subsidiaries	(42.2)	335.4	—	293.2
Income (benefit) taxes on continuing operations before equity in earnings of subsidiaries	(27.1)	99.6	—	72.5
Equity in earnings of subsidiaries	235.8	—	(235.8)	—

Earnings (loss) from continuing operations	220.7	235.8	(235.8)	220.7
Less: Net earnings attributable to non-controlling interests	—	1.7	—	1.7

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS	220.7	234.1	(235.8)	219.0

NET EARNINGS FROM DISCONTINUED OPERATIONS	74.5	13.4	—	87.9

NET EARNINGS (LOSS) ATTRIBUTABLE TO STANLEY BLACK & DECKER, INC.	$295.2	$247.5	$(235.8)	$306.9

Stanley Black & Decker, Inc.
Condensed Consolidating Balance Sheet
(Millions of Dollars)
January 1, 2011

	Parent	The Black &	Non-
	Stanley Black &	Decker	Guarantor
	Decker, Inc.	Corporation	Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$(5.0)	$3.5	$1,746.9	$—	$1,745.4
Accounts and notes receivable, net	153.4	—	1,263.7	—	1,417.1
Inventories, net	120.8	—	1,151.2	—	1,272.0
Other current assets	24.8	13.0	343.3	—	381.1

Total Current Assets	294.0	16.5	4,505.1	—	4,815.6
Property, Plant and Equipment, net	172.0	5.0	989.5	—	1,166.5
Goodwill and intangible assets, net	186.7	1,620.5	7,006.9	—	8,814.1
Investment in Subsidiaries	9,367.5	3,034.1	—	(12,401.6)	—
Intercompany Receivables	307.6	10,632.8	8,807.6	(19,748.0)	—
Other Assets	40.2	45.9	257.1	—	343.2

Total Assets	$10,368.0	$15,354.8	$21,566.2	$(32,149.6)	$15,139.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Short-term borrowings	$—	$—	$1.6	$—	$1.6
Current maturities of long-term debt	4.2	409.2	2.7	—	416.1
Accounts payable and accrued expenses	288.5	90.1	1,945.9	—	2,324.5

Total Current Liabilities	292.7	499.3	1,950.2	—	2,742.2
Intercompany Payables	1,147.9	8,877.7	9,722.4	(19,748.0)	—
Long-Term Debt	1,817.5	1,029.2	171.4	—	3,018.1
Other Liabilities	52.0	138.3	2,119.1	—	2,309.4
Accumulated other comprehensive (loss) income	(75.4)	(96.8)	55.9	—	(116.3)
Other Shareowners’ Equity	7,133.3	4,907.1	7,494.5	(12,401.6)	7,133.3
Non-controlling interests	—	—	52.7	—	52.7

Total Equity	7,057.9	4,810.3	7,603.1	(12,401.6)	7,069.7

Total Liabilities and Shareowners’ Equity	$10,368.0	$15,354.8	$21,566.2	$(32,149.6)	$15,139.4

Stanley Black & Decker, Inc.
Condensed Consolidating Balance Sheet
(Millions of Dollars)
January 2, 2010

	Parent
	Stanley Black &	Non-Guarantor
	Decker, Inc.	Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$9.2	$391.5	$—	$400.7
Accounts and notes receivable, net	150.2	381.8	—	532.0
Inventories, net	111.5	254.7	—	366.2
Other current assets	12.4	100.6	—	113.0

Total Current Assets	283.3	1,128.6	—	1,411.9
Property, Plant and Equipment, net	197.7	378.2	—	575.9
Goodwill and Other Intangible Assets, net	187.1	2,407.7	—	2,594.8
Investment in Subsidiaries	3,918.8	—	(3,918.8)	—
Intercompany Receivable	301.7	1,172.2	(1,473.9)	—
Other Assets	35.7	150.8	—	186.5

Total Assets	$4,924.3	$5,237.5	$(5,392.7)	$4,769.1

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Short-term borrowings	$87.0	$3.4	$—	$90.4
Current maturities of long-term debt	204.5	3.5	—	208.0
Accounts payable and accrued expenses	241.2	652.4	—	893.6

Total Current Liabilities	532.7	659.3	—	1,192.0
Intercompany Payables	1,172.2	301.7	(1,473.9)	—
Long-Term Debt	1,079.1	5.6	—	1,084.7
Other Liabilities	100.9	380.0	—	480.9
Accumulated other comprehensive loss	(23.2)	(53.3)	—	(76.5)
Other Shareowners’ Equity	2,062.6	3,918.8	(3,918.8)	2,062.6
Non-controlling interests	—	25.4	—	25.4

Total Equity	2,039.4	3,890.9	(3,918.8)	2,011.5

Total Liabilities and Shareowners’ Equity	$4,924.3	$5,237.5	$(5,392.7)	$4,769.1

Stanley Black & Decker, Inc.
Condensed Consolidating Statements of Cash Flow
(Millions of Dollars)
Year Ended January 1, 2011

	Parent	The Black &
	Stanley Black &	Decker	Non-Guarantor
	Decker, Inc.	Corporation	Subsidiaries	Eliminations	Consolidated
Cash (used in) provided by operating activities	$(520.5)	$55.4	$1,204.4	—	$739.3
Investing Activities
Capital expenditures and capitalized software	(38.1)	(2.6)	(144.8)	—	(185.5)
Business acquisitions and asset disposals	(451.4)	(14.2)	(73.7)	—	(539.3)
Cash acquired from Black & Decker	—	1.8	947.6	—	949.4
Intercompany payables and receivables	498.0	453.5	—	(951.5)	—
Other investing activities	(1.5)	46.5	—	—	45.0

Cash (used in) provided by investing activities	7.0	485.0	729.1	(951.5)	269.6
Financing Activities
Payments on long-term debt	(512.7)	—	(3.1)	—	(515.8)
Proceeds from debt issuance, net of issuance costs	1,009.8	—	—	—	1,009.8
Proceeds from issuance of common stock	396.1	—	—	—	396.1
Stock purchase contract fees	(7.7)	—	—	—	(7.7)
Net repayments on short-term borrowings	(88.7)	(175.0)	0.1	—	(263.6)
Cash dividends on common stock	(193.9)	(7.7)	—	—	(201.6)
Purchase of common stock from treasury	(4.9)	—	—	—	(4.9)
Termination of forward starting interest rate swap	(48.4)	—	—	—	(48.4)
Net premium paid for equity option	(50.3)	—	—	—	(50.3)
Intercompany payables and receivables	—	(354.2)	(597.3)	951.5	—

Cash provided by (used in) financing activities	499.3	(536.9)	(600.3)	951.5	313.6
Effect of exchange rate changes on cash	—	—	22.2	—	22.2

Change in cash and cash equivalents	(14.2)	3.5	1,355.4	—	1,344.7
Cash and cash equivalents, beginning of year	9.2	—	391.5	—	400.7

Cash and cash equivalents, end of year	$(5.0)	$3.5	$1,746.9	—	$1,745.4

Stanley Black & Decker, Inc.
Condensed Consolidating Statements of Cash Flow
(Millions of Dollars)
Year Ended January 2, 2010

	Parent
	Stanley Black &	Non-Guarantor
	Decker, Inc.	Subsidiaries	Eliminations	Consolidated
Cash (used in) provided by operating activities	$(334.5)	$873.9	$—	$539.4
Investing Activities
Capital expenditures and capitalized software	(34.3)	(59.1)	—	(93.4)
Business acquisitions and asset disposals	(5.9)	(15.9)	—	(21.8)
Intercompany payables and receivables	618.4	—	(618.4)	—

Cash provided by (used in) investing activities	578.2	(75.0)	(618.4)	(115.2)
Financing Activities
Payments on long-term debt	(60.0)	(4.5)	—	(64.5)
Stock purchase contract fees	(15.2)	—	—	(15.2)
Net (repayments) borrowings on short-term borrowings	(121.6)	1.7	—	(119.9)
Proceeds from issuance of common stock	61.2	—		61.2
Cash dividends on common stock	(103.6)	—	—	(103.6)
Purchase of common stock from treasury	(2.6)	—	—	(2.6)
Net premium paid for equity option	(9.2)	—	—	(9.2)
Other financing activities	—	4.8	—	4.8
Intercompany payables and receivables	—	(618.4)	618.4	—

Cash (used in) provided by financing activities	(251.0)	(616.4)	618.4	(249.0)
Effect of exchange rate changes on cash	—	13.9	—	13.9

Change in cash and cash equivalents	(7.3)	196.4	—	189.1
Cash and cash equivalents, beginning of year	16.5	195.1	—	211.6

Cash and cash equivalents, end of year	$9.2	$391.5	$—	$400.7

Stanley Black & Decker, Inc.
Condensed Consolidating Statements of Cash Flow
(Millions of Dollars)
Year Ended January 3, 2009

	Parent
	Stanley Black &	Non-Guarantor
	Decker, Inc.	Subsidiaries	Eliminations	Consolidated
Cash (used in) provided by operating activities	$(1,191.2)	$1,707.8	$—	$516.6
Investing Activities
Capital expenditures and capitalized software	(58.9)	(81.9)	—	(140.8)
Business acquisitions and asset disposals	166.2	(532.3)	—	(366.1)
Net investment hedge settlement	19.1	—	—	19.1
Intercompany payables and receivables	1,106.1	—	(1,106.1)	—
Other investing activities	—	23.2	—	23.2

Cash provided by (used in) investing activities	1,232.5	(591.0)	(1,106.1)	(464.6)
Financing Activities
Payments on long-term debt	(43.4)	(1.5)	—	(44.9)
Proceeds from long-term borrowings, net of debt issuance costs	248.0	0.2	—	248.2
Stock purchase contract fees	(11.1)	—	—	(11.1)
Net repayments on short-term borrowings	(72.0)	(1.5)	—	(73.5)
Interest rate swap termination	16.2	—	—	16.2
Proceeds from issuance of common stock	19.2	—	—	19.2
Cash dividends on common stock	(99.0)	—	—	(99.0)
Purchase of common stock from treasury	(103.3)	—	—	(103.3)
Intercompany payables and receivables	—	(1,106.1)	1,106.1	—

Cash (used in) provided by financing activities	(45.4)	(1,108.9)	1,106.1	(48.2)
Effect of exchange rate changes on cash	—	(32.6)	—	(32.6)

Change in cash and cash equivalents	(4.1)	(24.7)	—	(28.8)
Cash and cash equivalents, beginning of year	20.6	219.8	—	240.4

Cash and cash equivalents, end of year	$16.5	$195.1	$—	$211.6

SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Quarter
(Millions of Dollars, except per share amounts)	First	Second	Third	Fourth	Year
2010
Net sales	$1,262.0	$2,365.6	$2,369.1	$2,412.9	$8,409.6
Gross profit	455.9	769.0	854.3	869.6	2,948.8
Selling, general and administrative expenses	382.5	584.2	582.6	619.6	2,168.9
Net (loss) earnings from continuing operations	(108.5)	46.3	123.1	137.3	198.2
Less: Earnings (loss) from non-controlling interest	0.1	0.5	(0.1)	(0.5)	—

Net (loss) earnings from continuing operations attributable to Stanley Black & Decker, Inc.	$(108.6)	$45.8	$123.2	$137.8	$198.2

Basic earnings (loss) per common share:
Continuing operations	$(1.11)	$0.28	$0.74	$0.83	$1.34
Discontinued operations	—	—	—	—	—

Total basic earnings (loss) per common share	$(1.11)	$0.28	$0.74	$0.83	$1.34

Diluted earnings (loss) per common share:
Continuing operations	$(1.11)	$0.28	$0.73	$0.81	$1.32
Discontinued operations	—	—	—	—	—

Total diluted earnings (loss) per common share	$(1.11)	$0.28	$0.73	$0.81	$1.32

2009
Net sales	$913.0	$919.2	$935.5	$969.4	$3,737.1
Gross profit	361.1	366.6	386.4	394.2	1,508.3
Selling, general and administrative expenses	252.7	255.3	251.4	269.0	1.028.4
Net earnings from continuing operations	39.0	72.0	62.1	55.7	228.8
Less: Earnings (loss) from non-controlling interest	0.7	1.2	0.3	(0.2)	2.0

Net earnings from continuing operations attributable to Stanley Black & Decker, Inc.	38.3	70.8	61.8	55.9	226.8
Net earnings (loss) from discontinued operations	(0.6)	(1.3)	(1.4)	0.8	(2.5)

Net earnings attributable to Stanley Black & Decker, Inc.	$37.7	$69.5	$60.4	$56.7	$224.3

Basic earnings (loss) per common share:
Continuing operations	$0.48	$0.89	$0.77	$0.69	$2.84
Discontinued operations	(0.01)	(0.02)	(0.02)	0.01	(0.03)

Total basic earnings per common share	$0.48	$0.88	$0.75	$0.70	$2.81

Diluted earnings (loss) per common share:
Continuing operations	$0.48	$0.89	$0.77	$0.68	$2.82
Discontinued operations	(0.01)	(0.02)	(0.02)	0.01	(0.03)

Total diluted earnings per common share	$0.47	$0.87	$0.75	$0.69	$2.79

For 2010, both basic and diluted earnings per share for the full year do not equal the sum of the basic and diluted earnings per share as reported for the first through fourth quarters. This is primarily due to a significant increase in basic and diluted weighted average shares outstanding from the issuance of 78.5 million of stock to former Black & Decker shareowners as a result of the Merger.
During 2010, the Company recognized $538.4 million ($421.1 million after tax), or $2.80 per diluted share, in charges primarily related to the Merger which included amortization of inventory step-up, facility closure-related charges, certain executive compensation and severance costs, transaction and integration costs partially offset by pension curtailment gains. The impact of these merger and acquisition-related charges and effect on diluted earnings per share by quarter was as follows:

		Merger and Acquisition-Related Charge	Diluted EPS Impact
•	Q1 2010 -	$212.8 million ($178.7 million after-tax)	$1.80 per diluted share
•	Q2 2010 -	$229.4 million ($160.3 million after-tax)	$0.97 per diluted share
•	Q3 2010 -	$57.5 million ($41.4 million after-tax)	$0.24 per diluted share
•	Q4 2010 -	$38.7 million ($40.7 million after-tax)	$0.24 per diluted share
In the second quarter of 2010, the Company recognized an income tax benefit attributable to the settlement of certain tax contingencies of $36 million, or $0.24 per diluted share ($0.21 per diluted share on a full-year basis).
In the second quarter of 2009, the Company recognized a $43.8 million, or $0.34 per diluted share, pre-tax gain from the repurchase of $103.0 million junior subordinated debt securities. In the fourth quarter of 2009, the Company recognized $19.3 million, or $0.22 per diluted share, in pre-tax transaction and integration planning charges primarily related to the pending Black & Decker merger.